Execution Copy

AGREEMENT AND PLAN OF MERGER

BETWEEN

NATIONAL PENN BANCSHARES, INC.

AND

TF FINANCIAL CORPORATION

Dated June 3, 2014

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3.18	Information to be Supplied	33

3.19	Related Party Transactions	33

3.20	Intellectual Property	33

3.21	Loans	34

3.22	Allowance for Loan Losses	36

3.23	Derivatives	36

3.24	Reorganization	36

3.25	Fairness Opinion	36

3.26	Securities Documents	36

3.27	“Well Capitalized”	37

3.28	Sarbanes-Oxley Act Compliance	37

3.29	Labor Disputes	38

3.30	ESOP Matters.	38

3.31	Fiduciary Accounts	40

3.32	Quality of Representations	40

ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF NATIONAL PENN		40

4.1	Organization	40

4.2	Capitalization	41

4.3	Authority; No Violation	42

4.4	Consents	43

4.5	Financial Statements	434

4.6	No Material Adverse Change	44

4.7	Taxes	44

4.8	Contracts	45

4.9	Financing; Stock Consideration	45

4.10	Legal Proceedings	45

4.11	Compliance with Applicable Law	45

4.12	ERISA	47

4.13	Brokers and Finders	49

4.14	Environmental Matters	49

4.15	CRA Compliance	49

4.16	Allowance for Loan Losses	50

4.17	Information to be Supplied	50

4.18	Loans	50

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4.19	Reorganization	50

4.20	Securities Documents	50

4.21	“Well Capitalized”	51

4.22	Sarbanes-Oxley Act Compliance	51

4.23	Quality of Representations	52

ARTICLE 5 COVENANTS OF THE PARTIES		52

5.1	Conduct of TF Financial’s Business	52

5.2	Access; Confidentiality	55

5.3	Regulatory Matters	55

5.4	Taking of Necessary Actions	56

5.5	No Solicitation	56

5.6	Update of Disclosure Schedules	57

5.7	Takeover Laws	57

5.8	Shareholder Litigation	57

5.9	Advice of Changes	58

5.10	ISRA	58

5.11	Dividends	58

5.12	TF Financial Benefit Plans.	58

5.13	Section 16 Matters	60

5.14	Other Undertakings by National Penn and TF Financial	60

ARTICLE 6 CONDITIONS		68

6.1	Conditions to TF Financial’s Obligations under this Agreement	68

6.2	Conditions to National Penn’s Obligations under this Agreement	69

ARTICLE 7 TERMINATION		71

7.1	Termination	71

7.2	Effect of Termination	72

ARTICLE 8 MISCELLANEOUS		72

8.1	Expenses and Other Fees	72

8.2	Non-Survival of Representations and Warranties	73

8.3	Amendment, Extension and Waiver	74

8.4	Entire Agreement	74

8.5	No Assignment	74

8.6	Notices	74

8.7	Disclosure Schedules	75

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8.8	Captions	75

8.9	Counterparts	76

8.10	Severability	76

8.11	Governing Law	76

8.12	Interpretation	76

8.13	Delivery by Facsimile or Electronic Transmission	76

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AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER, dated as of June 3, 2014 (this “Agreement”), is made by and between NATIONAL PENN BANCSHARES, INC., a Pennsylvania corporation (“National Penn”), and TF FINANCIAL CORPORATION, a Pennsylvania corporation (“TF Financial”).

BACKGROUND

1.           National Penn owns directly all of the outstanding capital stock of National Penn Bank, a national banking association.

2.           TF Financial owns directly all of the outstanding capital stock of 3 rd Fed Bank, a state-chartered stock savings bank.

3.           National Penn and TF Financial desire for TF Financial to merge with and into National Penn (the “Merger”), with National Penn surviving such Merger, in accordance with this Agreement and the applicable laws of the Commonwealth of Pennsylvania.

4.           As a condition and inducement to National Penn to enter into this Agreement, the directors and certain officers of TF Financial are each concurrently executing a Letter Agreement in the form attached hereto as Exhibit 1 (the “Letter Agreement”).

5.           As a condition and inducement to National Penn to enter into this Agreement, Kent C. Lufkin is concurrently executing a consulting agreement in the form attached hereto as Exhibit 2 (the “Consulting Agreement”).

6.           Each of the parties, by signing this Agreement, adopts it as a plan of reorganization as defined in IRC Section 368(a), and intends the Merger to be a reorganization as defined in IRC Section 368(a).

7.           National Penn and TF Financial desire to set forth in this Agreement the terms and conditions governing the Merger and the other transactions contemplated hereby.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants, agreements, representations and warranties herein contained, the parties hereto, intending to be legally bound hereby, agree as follows:

ARTICLE 1

GENERAL

1.1           Definitions.  As used in this Agreement, the following terms shall have the indicated meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Acquisition Proposal” has the meaning given to that term in Section 5.5 of this Agreement.

“Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person and, without limiting the generality of the foregoing, includes any executive officer, director or 10% equity owner of such Person.

“Aggregate Cash Consideration” has the meaning given to that term in Section 2.2(a) of this Agreement.

“Aggregate Common Stock Consideration” has the meaning given to that term in Section 2.2(a) of this Agreement.

“Agreement” means this Agreement, including any amendment or supplement hereto.

“Application” means an application for regulatory approval or regulatory consent which is required for the consummation of the Contemplated Transactions.

“Articles of Merger” means the articles of merger to be executed by National Penn and TF Financial and to be filed in the PDS, in accordance with the applicable laws of the Commonwealth of Pennsylvania.

“Bank Merger” has the meaning given to that term in Section 1.3 of this Agreement.

“BCL” means the Pennsylvania Business Corporation Law of 1988, as amended.

“BCSRA” means the Brownfield and Contaminated Site Remediation Act, N.J.S.A. 10.58:10B-1, et seq, as amended.

“BHC Act” means the Bank Holding Company Act of 1956, as amended.

“Business Day” means any day, other than Saturday, Sunday and any day which is a legal holiday under the laws of the Commonwealth of Pennsylvania or is a day on which banking institutions located in the Commonwealth of Pennsylvania are authorized or required by law or other governmental action to close.

“Cash Consideration” has the meaning given to that term in Section 2.2(a)(ii) of this Agreement.

“Cash Election Shares” has the meaning given to that term in Section 2.2(b)(ii) of this Agreement.

“CERCLA” has the meaning given to that term in Section 3.15(b) of this Agreement.

“CERCLIS” has the meaning given to that term in Section 3.15(b) of this Agreement.

“Change of Recommendation” has the meaning given to that term in Section 5.14(a)(ii) of this Agreement.

“Closing” has the meaning given to that term in Section 1.2(a) of this Agreement.

“Closing Date” means the date on which the last condition precedent provided in this Agreement (other than those conditions which are to be fulfilled at the Closing) has been fulfilled or waived, or such other date as soon as practicable thereafter as the parties hereto may agree shall be the Closing Date.

“Common Stock Consideration” has the meaning given to that term in Section 2.2(a)(i) of this Agreement.

“Common Stock Election Shares” has the meaning given to that term in Section 2.2(b)(i) of this Agreement.

“Confidentiality Agreement” means the confidentiality agreement dated March 7, 2014 between National Penn and TF Financial.

“Consulting Agreement” has the meaning given to that term in the Background Section of this Agreement.

“Contemplated Transactions” means (a) the Merger, (b) the Bank Merger and (c) the performance by National Penn and TF Financial of their respective covenants and obligations under this Agreement.

“Continuing Employee” has the meaning given to that term in Section 5.14(c)(i)(B) of this Agreement.

“CRA” means the Community Reinvestment Act of 1977, as amended, and the rules and regulations promulgated from time to time thereunder.

“Derivative Contract” has the meaning given to that term in Section 3.23 of this Agreement.

“Determination Date” means the trading day one day prior to the TF Financial Shareholders Meeting.

“Determination Period” means the ten (10) trading days immediately preceding (and not including) the Determination Date.

“D&O Insurance” has the meaning given to that term in Section 5.14(c)(ii)(B)(1) of this Agreement.

“Effective Date” means the date on which the Merger is effective, which is the date that the Articles of Merger are filed in the PDS (or such later date as specified in the Articles of Merger), and shall be the same as the Closing Date or as soon thereafter as is practicable.

“Effective Time” has the meaning given to that term in Section 1.2(b) of this Agreement.

“Election” means (i) a Common Stock Election (that is, the election by a TF Financial shareholder to receive Common Stock Consideration in the Merger pursuant to Section 2.2(b)(i)), (ii) a Cash Election (that is, the election by a TF Financial shareholder to receive Cash

Consideration in the Merger pursuant to Section 2.2(b)(ii)), or (iii) a Mixed Election (that is, the election by a TF Financial shareholder to receive a mixture of Common Stock Consideration and Cash Consideration in the Merger pursuant to Section 2.2(c)).

“Election Deadline” means 5:00 p.m., Philadelphia, Pennsylvania time, on the day of the TF Financial Shareholders Meeting.

“Election Form” means a form, in such form as National Penn and TF Financial shall mutually agree, on which holders of TF Financial Common Stock shall make an Election.

“Environmental Law” means any federal, state or local law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, order, judgment, decree, injunction or agreement with any Regulatory Authority (any such agreements only as applicable to National Penn or TF Financial, as the case may be) relating to (i) the protection, preservation or restoration of the environment, including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface soil, subsurface soil, plant and animal life or any other natural resource, and/or (ii) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of any substance presently listed, defined, designated or classified as hazardous, toxic, radioactive or dangerous, or otherwise regulated, whether by type or by quantity, including any material containing any such substance as a component.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“ESOP” means the 3rd Fed Bank Employee Stock Ownership Plan, an “employee stock ownership plan” as defined in Section 4975(e)(7) of the IRC.

“ESOP Amendment” has the meaning given to that term in Section 5.12 of this Agreement.

“ESOP Organizational Documents” has the meaning given to that term in Section 3.30(g) of this Agreement.

“ESOP Trust” means the 3rd Fed Bank Employee Stock Ownership Trust, a Pennsylvania trust established pursuant to the ESOP.

“ESOP Trustee” means Robert N. Dusek and Albert M. Tantala in their respective capacities as trustees of the ESOP Trust and independent fiduciaries of the ESOP, and not in an individual or corporate capacity.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated from time to time thereunder.

“Exchange Agent” means Computershare (or such other agent designated by National Penn and reasonably acceptable to TF Financial) that will act as the exchange agent for purposes of conducting the election procedures described in Section 2.2(b) and the exchange procedure described in Section 2.6.

“Exchange Ratio” has the meaning given to that term in Section 2.2(a)(i) of this Agreement.

“FDIC” means the Federal Deposit Insurance Corporation.

“Final Index Price” means the average of the closing price of the Index for the ten (10) trading days immediately preceding the Determination Date.

“FINRA” means the Financial Industry Regulatory Authority, Inc.

“FRB” means the Federal Reserve Board or the Federal Reserve Bank of Philadelphia, as applicable.

“GAAP” means accounting principles generally accepted in the United States.

“Indemnified Party” has the meaning given to that term in Section 5.14(c)(ii)(A) of this Agreement.

“Index” means the NASDAQ Bank Index.

“Initial National Penn Market Value” means $10.15, which is the average of the closing sale price of a share of National Penn Common Stock, as reported on NASDAQ, for the ten (10) trading days immediately preceding the date of this Agreement.

“Initial Index Price” means $2,477.97, which is the average of the closing price of the Index for the ten (10) trading days immediately preceding the date of this Agreement.

“Intellectual Property” means any and all: (i) trademarks, service marks, brand names, collective marks, Internet domain names, logos, symbols, trade dress, trade names, business names, corporate names, slogans, designs and other indicia of origin, together with all translations, adaptations, derivations and combinations thereof, all applications, registrations and renewals for the foregoing, and all goodwill associated therewith and symbolized thereby; (ii) patents and patentable inventions (whether or not reduced to practice), all improvements thereto, and all invention disclosures and applications therefor, together with all divisions, continuations, continuations-in-part, revisions, renewals, extensions, reexaminations and reissues thereof; (iii) confidential proprietary business information, trade secrets and know-how, including processes, schematics, business and other methods, technologies, techniques, protocols, formulae, drawings, prototypes, models, algorithms, processes, designs, discoveries and inventions (whether or not patentable); (iv) copyrights in published and unpublished works of authorship (including databases and other compilations of information), and all registrations and applications therefor, and all renewals, extensions, restorations and reversions thereof; and (v) other intellectual property rights.

“IRC” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

“IRS” means the Internal Revenue Service.

“ISRA” means the New Jersey Industrial Site Remediation Act, N.J.S.A. 13:1K-6, et seq., as amended.

“IT Assets” means, with respect to any Person, the computers, computer software, firmware, middleware, servers, workstations, routers, hubs, switches, data, data communications lines, and all other information technology equipment, and all associated documentation owned by such Person or such Person’s Subsidiaries.

“Knowledge of National Penn” means the actual knowledge, after reasonable inquiry, of National Penn’s executive officers and directors.

“Knowledge of TF Financial” means the actual knowledge, after reasonable inquiry, of TF Financial’s executive officers and directors.

“Letter Agreement” has the meaning given to that term in the Background Section of this Agreement.

“Licensed Intellectual Property” means, with respect to any Person, the Intellectual Property owned by third parties that is used in or necessary for the operation of the respective businesses of such Person and each of its Subsidiaries as presently conducted.

“Loans” has the meaning given to that term in Section 3.21(a) of this Agreement.

“LSRP” has the meaning given to that term in Section 5.10 of this Agreement.

“Material Adverse Effect” means, with respect to any party, a material adverse effect on (i) the financial condition, results of operations, assets, liabilities or business of such party and its Subsidiaries, taken as a whole or (ii) the ability of such party to timely consummate the transactions contemplated by this Agreement  provided, however, that a Material Adverse Effect shall not be deemed to include effects to the extent arising out of, relating to or resulting from (A) changes after the date hereof in applicable GAAP or regulatory accounting requirements, (B) changes after the date hereof in laws, rules or regulations of general applicability to companies in the industries in which such party and its Subsidiaries operate or interpretations thereof by any Regulatory Authority, (C) changes after the date hereof in general global, national or regional political conditions or general economic or market conditions (including such changes in prevailing interest rates, credit availability and liquidity, currency exchange rates, and price levels or trading volumes in the United States or foreign securities markets) affecting other companies in the industries in which such party and its Subsidiaries operate, (D) changes after the date hereof in the credit markets, any downgrades in the credit markets, or adverse credit events resulting in deterioration in the credit markets generally and including changes to any previously correctly applied asset marks resulting therefrom, (E) failure, in and of itself, to meet earnings projections, but not including any underlying causes thereof, (F) the downgrade in rating of any debt or debt securities of such party or any of its Subsidiaries (but not including any underlying causes thereof), or any change in the value of deposits, borrowings or loan servicing rights resulting from a change in interest rates generally, (G) the public disclosure of this Agreement or the transactions contemplated hereby, the impact of complying with the terms hereof, including expenses incurred as a result of the negotiation and compliance with the terms hereof or the consummation of the transactions contemplated hereby, (H) any outbreak or escalation of hostilities, declared or undeclared acts of war or terrorism, or (I) actions or omissions taken with the prior written consent of the other party or expressly required by this Agreement; except, with respect to clauses (A), (B), (C), (D) and (H), to the extent that the effects of such change are disproportionately adverse to the financial condition, results of operations, assets, liabilities or business of such party and its Subsidiaries, taken as a whole, as compared to other companies in the industries in which such party and its Subsidiaries operate.

“Maximum Amount” has the meaning given to that term in Section 5.14(c)(ii)(B)(2) of this Agreement.

“Merger” has the meaning given to that term in the Background Section of this Agreement.

“Merger Consideration” has the meaning given to that term in Section 2.2(a)(ii) of this Agreement.

“Mixed Election” has the meaning given that term in Section 2.2(c) of this Agreement.

“NASDAQ” means the NASDAQ Global Select Market operated by the NASDAQ OMX Group.

“National Penn” has the meaning given to that term in the Preamble to this Agreement.

“National Penn Benefit Plan” means any employee pension benefit plans within the meaning of ERISA Section 3(2), profit sharing plans, stock purchase plans, deferred compensation and supplemental income plans, supplemental executive retirement plans, incentive compensation plans, group insurance plans, and all other employee welfare benefit plans within the meaning of ERISA Section 3(1) (including vacation pay, sick leave, short-term disability, long-term disability, and medical plans) and all other employee benefit plans, policies, agreements and arrangements currently sponsored, maintained or contributed to, or required to be contributed to, for the benefit of the employees or former employees (including retired employees) and any beneficiaries thereof or directors or former directors of National Penn or any other entity that, together with National Penn, is treated as a single employer under IRC Sections 414(b),(c),(m) or (o).

“National Penn Common Stock” means the shares of common stock, without par value, of National Penn.

“National Penn Disclosure Schedule” means, collectively, the disclosure schedules delivered by National Penn to TF Financial at or prior to the execution and delivery of this Agreement.

“National Penn Financial Advisor” has the meaning given to that term in Section 4.13 of this Agreement.

“National Penn Financial Statements” means (a) the audited consolidated financial statements of National Penn as of December 31, 2013 and 2012 and for each of the three years in the three-year period ended December 31, 2013, and (b) the unaudited interim consolidated financial statements of National Penn for each calendar quarter after December 31, 2013.

“National Penn Market Value” means the average of the closing sale price of a share of National Penn Common Stock, as reported on NASDAQ, for the Determination Period.

“NJDEP” means the New Jersey Department of Environmental Protection.

“No-Election Shares” has the meaning given to that term in Section 2.2(b)(ii) of this Agreement.

“NPL” has the meaning given to that term in Section 3.15(b) of this Agreement.

“OCC” means the Office of the Comptroller of the Currency.

“Owned Intellectual Property” means, with respect to any Person, Intellectual Property owned or purported to be owned by such Person or any of its Subsidiaries.

“PBGC” has the meaning given to that term in Section 3.12(b) of this Agreement.

“PDS” means the Department of State of the Commonwealth of Pennsylvania.

“PDBS” means the Department of Banking and Securities of the Commonwealth of Pennsylvania.

“Person” means any individual, corporation, general or limited partnership, limited liability partnership, joint venture, estate, trust, company (including limited liability company or joint stock company), firm or other enterprise, association, organization, or other entity.

“Pension Plan” has the meaning given to that term in Section 3.12(a) of this Agreement.

“Plan” means: (i) each “employee benefit plan,” as defined in Section 3(3) of ERISA, including any “multiemployer plan” as defined in Section 3(37) of ERISA, each determined without regard to whether such plan is subject to ERISA; and (ii) any other plan, fund, policy, program, arrangement or scheme, qualified or nonqualified, whether or not considered legally binding, that involves any pension, retirement, thrift, saving, profit sharing, welfare, wellness, medical, voluntary employees’ beneficiary association or related trust, disability, group insurance, life insurance, severance pay, compensation, deferred compensation, flexible benefit, excess or supplemental benefit, vacation, summer hours, stock-related, stock option, phantom stock, supplemental unemployment, layoff, “golden parachute”, retention, fringe benefit or incentives, in either case which pertains to any employee, former employee, member, manager, director, officer, or equityholder of TF Financial or any ERISA Affiliate and (a) to which TF Financial or any ERISA Affiliate is or has been a party or sponsoring, participating or contributing employer or by which any of them is or has been bound as of the date of this Agreement or (b) to which TF Financial or any ERISA Affiliate may otherwise have any liability, whether direct or indirect (including any such plan or arrangement formerly maintained by or participated in or contributed to by TF Financial or any ERISA Affiliate).

“Prior Acts” has the meaning given to that term in Section 5.14(c)(ii)(A) of this Agreement.

“Prospectus/Proxy Statement” means the prospectus/proxy statement, together with any supplements thereto, to be sent to holders of TF Financial Common Stock in connection with the TF Financial Shareholders Meeting.

“Reallocated Cash Shares” has the meaning given to that term in Section 2.2(e)(i)(C) of this Agreement.

“Reallocated Common Stock Shares” has the meaning given to that term in Section 2.2(e)(ii)(B) of this Agreement.

“Registration Statement” means the registration statement on Form S-4, which includes the Prospectus/Proxy Statement as a part thereof, and including any pre-effective or post-effective amendments or supplements thereto, as filed with the SEC under the Securities Act with respect to the National Penn Common Stock to be issued in connection with the Contemplated Transactions.

“Regulatory Agreement” has the meaning given to that term in Section 3.11(d)(iv) of this Agreement.

“Regulatory Authority” means any agency or department of any federal, state or local government or of any self-regulatory organization, including without limitation the SEC, the OCC, the FDIC, the FINRA, the FRB, the PDBS, NASDAQ and the U.S. Department of Justice.

“Rights” means warrants, options, rights, convertible securities and other capital stock equivalents which obligate a Person to issue its securities.

“Sarbanes-Oxley Act” has the meaning given to that term in Section 3.28(a) of this Agreement.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated from time to time thereunder.

“Securities Documents” means all registration statements, schedules, statements, forms, reports, proxy material, and other documents required to be filed under the Securities Laws.

“Securities Laws” means the Securities Act and the Exchange Act and the rules and regulations promulgated from time to time thereunder.

“SRRA” means the New Jersey Site Remediation Reform Act, N.J.S.A. 58:10C-1, et seq., as amended.

“Subsidiary” means any Person, 50% or more of the capital stock of which is owned, either directly or indirectly, by another Person, except any Person the stock of which is held in the ordinary course of the lending activities of a bank.

“Superior Proposal” means an unsolicited, bona fide written offer made by a third party to consummate an Acquisition Proposal that (i) TF Financial’s Board of Directors determines in good faith, after consulting with its outside legal counsel and its financial advisor, would, if consummated, result in a transaction that is more favorable to the shareholders of TF Financial than the Contemplated Transactions (taking into account all factors relating to such proposed transaction deemed relevant by TF Financial’s Board of Directors, including without limitation the amount and form of consideration, the timing of payment, the risk of consummation of the transaction, the financing thereof and all other conditions thereto, (including any adjustments to the terms and conditions of such transactions proposed by National Penn in response to such Acquisition Proposal)) and (ii) is for 50% of the outstanding shares of TF Financial Common Stock or all or substantially all of the assets of TF Financial.

“Takeover Laws” has the meaning given to that term in Section 3.13 of this Agreement.

“TF Financial” has the meaning given to that term in the Preamble to this Agreement.

“TF Financial Benefit Plan” has the meaning given to that term in Section 3.12(a) of this Agreement.

“TF Financial Certificate” has the meaning given to that term in Section 2.6(a) of this Agreement.

“TF Financial Common Stock” has the meaning given to that term in Section 3.2(a) of this Agreement.

“TF Financial Disclosure Schedule” means, collectively, the disclosure schedules delivered by TF Financial to National Penn at or prior to the execution and delivery of this Agreement.

“TF Financial ERISA Affiliate” has the meaning given to that term in Section 3.12(a) of this Agreement.

“TF Financial Advisor” has the meaning given to that term in Section 3.14 of this Agreement.

“TF Financial Statements” means (a) the audited consolidated financial statements of TF Financial as of December 31, 2013 and 2012 and for each of the two years in the two-year period ended December 31, 2013, and (b) the unaudited interim consolidated financial statements of TF Financial for each calendar quarter after December 31, 2013.

“TF Financial Option” has the meaning given to that term in Section 2.5 of this Agreement.

“TF Financial Option Plans” means the TF Financial Corporation 1997 Stock Option Plan, TF Financial Corporation 2005 Stock-Based Incentive Plan, and TF Financial Corporation 2012 Stock Option Plan maintained by TF Financial immediately prior to the Effective Time.

“TF Financial Shareholders Meeting” means the meeting of the holders of TF Financial Common Stock to approve this Agreement and the Merger.

1.2           The Merger.

(a)           Closing.  The closing of the transactions contemplated by this Agreement (the “Closing”) will take place on the Closing Date at a time and place to be agreed upon by the parties hereto; provided, in any case, that all conditions to Closing set forth in Article 6 of this Agreement (other than the delivery of certificates, opinions, and other instruments and documents to be delivered at the Closing) have been satisfied or waived at or prior to the Closing Date.

(b)           Effective Time.  The Merger shall become effective on the Closing Date, as set forth in the Articles of Merger to be filed with the PDS on the Closing Date.  The term “Effective Time” shall be the date and time when the Merger becomes effective on the Closing Date, as set forth in the Articles of Merger.

(c)           The Merger.  Subject to the terms and conditions of this Agreement and in accordance with the BCL, on the Effective Date:

(i)           TF Financial shall merge with and into National Penn;

(ii)           the separate existence of TF Financial shall cease;

(iii)           National Penn shall be the surviving corporation and continue to exist under the BCL; and

(iv)           all of the property (real, personal and mixed), rights, powers, duties, obligations and liabilities of TF Financial shall be taken and deemed to be transferred to and vested in National Penn, as the surviving corporation in the Merger, without further act or deed; all in accordance with the applicable laws of the Commonwealth of Pennsylvania and applicable federal law.

(d)           National Penn’s Articles of Incorporation and Bylaws.  On and after the Effective Date, the articles of incorporation and bylaws of National Penn, as in effect immediately prior to the Effective Date, shall automatically be and remain the articles of incorporation and bylaws of National Penn, as the surviving corporation in the Merger, until thereafter altered, amended or repealed.

(e)           National Penn’s Board of Directors and Officers.

(i)           On and after the Effective Date, the members of the Board of Directors of National Penn duly elected and holding office immediately prior to the Effective Date shall be the directors of National Penn, as the surviving corporation in the Merger, each to hold office until his or her successor is elected and qualified or otherwise in accordance with applicable law, the articles of incorporation and bylaws of National Penn.

(ii)           On and after the Effective Date, the officers of National Penn duly elected and holding office immediately prior to the Effective Date shall be the officers of National Penn, as the surviving corporation in the Merger, each to hold office until his or her successor is elected and qualified or otherwise in accordance with applicable law, the articles of incorporation and bylaws of National Penn.

1.3           Bank Merger.  National Penn and TF Financial shall cause the Boards of Directors of National Penn Bank and 3rd Fed Bank, respectively, to approve the Agreement and Plan of Merger in substantially the form of Exhibit 3 (the “Bank Merger Agreement”), attached hereto, and cause the Agreement and Plan of Merger to be executed and delivered as soon as practicable following the date of execution of this Agreement. Pursuant to the terms of the Bank Merger Agreement, 3rd Fed Bank will merge with and into National Penn Bank as soon as practicable following the Effective Time (the “Bank Merger”).

1.4           No Dissenters Rights.  Consistent with the provisions of the BCL, no shareholder of TF Financial shall have any right to dissent with respect to the Merger.

ARTICLE 2
CONSIDERATION; ELECTION AND EXCHANGE PROCEDURES

2.1           National Penn Common Stock.

(a)           Outstanding Shares.  Each share of National Penn Common Stock issued and outstanding immediately prior to the Effective Time shall, on and after the Effective Time, continue to be issued and outstanding as an identical share of National Penn Common Stock.

(b)           Treasury Stock.  Each share of National Penn Common Stock issued and held in the treasury of National Penn immediately prior to the Effective Time, if any, shall, on and after the Effective Time, continue to be issued and held in the treasury of National Penn.

2.2           TF Financial Common Stock.

(a)           Conversion Alternatives.  Subject to Sections 2.3 and 2.4 below with respect to treasury stock and fractional shares, each share of TF Financial Common Stock issued and outstanding immediately prior to the Effective Time, shall, at the Effective Time, by reason of the Merger and without any action on the part of the holder thereof, cease to be outstanding and be converted into the right to receive, at the election of the holder thereof:

(i)           4.22 shares of National Penn Common Stock (the “Exchange Ratio”) subject to the adjustment as provided in Section 2.7 below (the “Common Stock Consideration”); or

(ii)           $42.00 per share in cash (the “Cash Consideration,” and collectively with the Common Stock Consideration, the “Merger Consideration”).

Notwithstanding the foregoing, (X) the number of shares of TF Financial Common Stock to be converted into the right to receive the Cash Consideration at the Effective Time shall be equal to forty percent (40%) of the total number of shares of TF Financial Common Stock issued and outstanding at the Effective Time (the “Aggregate Cash Consideration”), and (Y) the number of shares of TF Financial Common Stock to be converted into the right to receive the Common Stock Consideration at the Effective Time (the “Aggregate Common Stock Consideration”) shall be equal to sixty percent (60%) of the total number of shares of TF Financial Common Stock issued and outstanding at the Effective Time.

(b)           Election Procedures.  National Penn and TF Financial shall cause the Exchange Agent to mail an Election Form together with the Prospectus/Proxy Statement to holders of TF Financial Common Stock as of the record date for the TF Financial Shareholders Meeting.  Each Election Form shall permit the holder (or in the case of nominee record holders, the beneficial owner through proper instructions and documentation):

(i)           to elect to receive the Common Stock Consideration with respect to any or all of their shares of TF Financial Common Stock (the “Common Stock Election Shares”); or

(ii)           to elect to receive the Cash Consideration with respect to any or all of their shares of TF Financial Common Stock (the “Cash Election Shares”).

If a holder of TF Financial Common Stock either: (i) does not submit a properly completed Election Form before the Election Deadline or (ii) revokes an Election Form prior to the Election Deadline and does not resubmit a properly completed Election Form prior to the Election Deadline the shares of TF Financial Common Stock held by such holder shall be designated “No-Election Shares”.  Nominee record holders who hold TF Financial Common Stock on behalf of multiple beneficial owners shall indicate how many of the shares held by them are Common Stock Election Shares, Cash Election Shares and No-Election Shares.

(c)           Mixed Election.  Subject to the immediately following sentence, each record holder of shares of TF Financial Common Stock immediately prior to the Effective Time shall be entitled to elect to receive shares of National Penn Common Stock for a portion of such holder’s shares of TF Financial Common Stock and cash for the remaining portion of such holder’s shares of TF Financial Common Stock (the “Mixed Election”).  With respect to each holder of TF Financial Common Stock who makes a Mixed Election, the shares of TF Financial Common Stock that such holder elects to be converted into the right to receive the Common Stock Consideration shall be treated as Common Stock Election Shares and the shares such holder elects to be converted into the right to receive the Cash Consideration shall be treated as Cash Election Shares.

(d)           Effective Election.  Any Election shall be properly made only if the Exchange Agent shall have actually received a properly completed Election Form by the Election Deadline.  Any Election Form may be revoked or changed by the Person submitting such Election Form to the Exchange Agent by written notice to the Exchange Agent only if such written notice is actually received by the Exchange Agent at or prior to the Election Deadline.  The Exchange Agent shall have reasonable discretion to (i) determine whether any Election, modification or revocation is received, (ii) determine whether any Election, modification or revocation has been properly made, and (iii) disregard immaterial defects in any Election Form.  Good faith determinations made by the Exchange Agent regarding such matters shall be binding and conclusive.  Neither National Penn, TF Financial nor the Exchange Agent shall be under any obligation to notify any Person of any defect in an Election Form.

(e)           Allocation.  The Exchange Agent shall effect the allocation among the holders of TF Financial Common Stock of rights to receive National Penn Common Stock or cash in accordance with the Election Forms as follows:

(i)           Aggregate Cash Consideration Under Subscribed.  If the amount of cash represented by the aggregate Cash Election Shares is less than the Aggregate Cash Consideration, then:

(A)           all Cash Election Shares shall be converted into the right to receive the Cash Consideration;

(B)           No-Election Shares shall be deemed to be Cash Election Shares to the extent necessary to have the amount of cash represented by the aggregate Cash Election Shares equal the Aggregate Cash Consideration.  If less than all of the No-Election Shares need to be treated as Cash Election Shares, then the Exchange Agent shall deem a pro rata portion of the TF Financial Common Stock of each holder who holds No-Election Shares as Cash Election Shares.  All remaining No-Election Shares shall thereafter be treated as Common Stock Election Shares;

(C)           If all of the No-Election Shares are treated as Cash Election Shares under the preceding Subsection and the amount of cash represented by the aggregate Cash Election Shares remains less than the Aggregate Cash Consideration, then the Exchange Agent shall convert, on a pro rata basis described in Subsection 2.2(e)(iv) below, a sufficient number of Common Stock Election Shares into Cash Election Shares (“Reallocated Cash Shares”) such that the amount of cash represented by the aggregate Cash Election Shares, including the Reallocated Cash Shares, equals the Aggregate Cash Consideration, and thereafter all Reallocated Cash Shares will be converted into the right to receive the Cash Consideration; and

(D)           the Common Stock Election Shares which are not Reallocated Cash Shares shall be converted into the right to receive the Common Stock Consideration.

(ii)           Aggregate Cash Consideration Oversubscribed.  If the amount of cash represented by the aggregate Cash Election Shares is more than the Aggregate Cash Consideration, then:

(A)           all Common Stock Election Shares and No-Election Shares shall be converted into the right to receive the Common Stock Consideration;

(B)           the Exchange Agent shall convert, on a pro rata basis described in Subsection 2.2(e)(iv) below, a sufficient number of Cash Election Shares into Common Stock Election Shares (“Reallocated Common Stock Shares”) such that the amount of cash represented by the remaining aggregate Cash Election Shares equals the Aggregate Cash Consideration, and thereafter all Reallocated Common Stock Shares will be converted into the right to receive the Common Stock Consideration; and

(C)           the Cash Election Shares which are not Reallocated Common Stock Shares shall be converted into the right to receive the Cash Consideration.

(iii)           Aggregate Cash Consideration and Aggregate Common Stock Consideration Satisfied.  If the amount of cash represented by the aggregate Cash Election Shares is equal to the Aggregate Cash Consideration, then Subsections (e)(i) and (ii) shall not apply, and all Cash Election shares shall be converted into the right to receive the Cash Consideration and all Common Stock Election Shares and all No-Election Shares shall be converted into the right to receive the Common Stock Consideration.

(iv)           Pro Rata Reallocations.  If the Exchange Agent is required pursuant to Subsection 2.2(e)(i)(C) to convert some Common Stock Election Shares into Reallocated Cash Shares, each holder of Common Stock Election Shares shall be allocated a pro rata portion of the total Reallocated Cash Shares.  If the Exchange Agent is required pursuant to Subsection 2.2(e)(ii)(B) to convert some Cash Election Shares into Reallocated Common Stock Shares, each holder of Cash Election Shares shall be allocated a pro rata portion of the total Reallocated Common Stock Shares.

2.3           Treasury Stock and Stock Owned by TF Financial.  Notwithstanding anything in this Agreement to the contrary, each share of TF Financial Common Stock which is either issued and held in the treasury of TF Financial or issued and held by TF Financial or its Subsidiaries (other than shares held in an agency or fiduciary capacity or as a result of debts previously contracted) as of the Effective Time, if any, shall be cancelled, and no cash, stock or other property shall be delivered in exchange therefor.

2.4           No Fractional Shares.  Notwithstanding any other provision of this Agreement, no fraction of a share of National Penn Common Stock and no certificates or scrip therefor will be issued in the Merger; instead, National Penn shall pay to each holder of TF Financial Common Stock who would otherwise be entitled to a fraction of a share of National Penn Common Stock an amount in cash, rounded to the nearest cent, determined by multiplying such fraction by the average closing price of a share of National Penn Common Stock on NASDAQ for the 10 full trading days ending on the third Business Day prior to the Effective Date.

2.5           Stock Options.  Each option to purchase TF Financial Common Stock (each a “TF Financial Option”) granted under the TF Financial Option Plans, whether vested or unvested, which is outstanding immediately prior to the Effective Time and which has not been exercised or canceled prior thereto shall, at the Effective Time, fully vest (to the extent not vested) and be canceled and, on the Effective Date, TF Financial shall pay to the holder thereof cash in an amount determined by multiplying (i) the positive difference, if any, between the Cash Consideration and the exercise price of such TF Financial Option by (ii) the number of shares of TF Financial Common Stock subject to such TF Financial Option.  No consideration shall be paid hereunder in respect of shares of TF Financial Common Stock subject to a TF Financial Option which has an exercise price equal to or greater than the Cash Consideration.  Prior to the payment of such amount to any TF Financial option holder in connection with the cancellation of the TF Financial Options, such option holder shall execute a cancellation agreement, substantially in the form set forth in Section 2.5 of the TF Financial Disclosure Schedule.

2.6           Surrender and Exchange of TF Financial Stock Certificates.

(a)           On or prior to the Effective Date, National Penn shall deposit with the Exchange Agent, in trust for the benefit of the holders of shares of TF Financial Common Stock receiving Cash Consideration pursuant to Section 2.2(b), Section 2.2(c) or Section 2.2(e), sufficient cash to pay the Aggregate Cash Consideration, and, to the extent determinable, an amount of cash sufficient to pay the cash in lieu of fractional shares pursuant to Section 2.4.  On or prior to the Effective Date, National Penn shall provide the Exchange Agent with a letter of instruction, in such form as the Exchange Agent may reasonably require, directing the Exchange Agent to pay the Common Stock Consideration in the form of book-entry shares to holders of shares of TF Financial Common Stock receiving Common Stock Consideration pursuant to Section 2.2(b), Section 2.2(c) or Section 2.2(e) and in accordance with this Article 2.  As soon as reasonably practicable after the Effective Date, but in any event not later than five (5) Business Days after delivery by TF Financial to National Penn of the correct mailing address for each TF Financial shareholder, National Penn shall cause the Exchange Agent to mail to each holder of one or more certificates representing TF Financial Common Stock (each, a “TF Financial Certificate”) who has not previously surrendered his or her TF Financial Certificates with the Election Form:

(i)           a letter of transmittal which shall specify that delivery shall be effected, and risk of loss and title to the TF Financial Certificates shall pass, only upon delivery of the TF Financial Certificates to the Exchange Agent, and which letter shall be in customary form and have such other provisions as National Penn reasonably may specify; and

(ii)           instructions for effecting the surrender of such TF Financial Certificates in exchange for the Merger Consideration payable for the shares represented thereby.

After completion of the allocation referred to in Subsection 2.2(e), and upon surrender of a TF Financial Certificate to the Exchange Agent together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, and such other documents as reasonably may be required by the Exchange Agent, the holder of such TF Financial Certificate shall be entitled to receive in exchange therefor:

(A)           a statement evidencing book-entry shares representing, in the aggregate the number of shares (including any fraction thereof) that such holder has the right to receive pursuant to Section 2.2 (after taking into account all shares of TF Financial Common Stock then held by such holder); and/or

(B)           a check in the amount of the cash that such holder has the right to receive pursuant to the provisions of Section 2.2, Section 2.4 and, with respect to dividends and other distributions, pursuant to the provisions of Section 2.6(b).

(b)           Any statement evidencing book-entry shares issued in exchange for TF Financial Certificates pursuant to Section 2.6(a) above shall be dated the Effective Date and any holder shall be entitled to dividends and all other rights and privileges pertaining to such shares of stock from the Effective Date.  Until surrendered, each TF Financial Certificate shall, from and after the Effective Date, evidence solely the right to receive the Merger Consideration.

(c)           If a TF Financial Certificate is exchanged on a date following one or more record dates after the Effective Date for the payment of dividends or any other distribution on shares of National Penn Common Stock, National Penn shall pay to such shareholder cash in an amount equal to dividends payable on such shares of National Penn Common Stock received in exchange for TF Financial Certificates and pay or deliver any other distribution to which such shareholder is entitled.  No interest shall accrue or be payable in respect of dividends or any other distribution otherwise payable under this Section 2.6(c) upon surrender of TF Financial Certificates.  Notwithstanding the foregoing, no party hereto shall be liable to any holder of TF Financial Common Stock for any amount paid in good faith to a public official or agency pursuant to any applicable abandoned property, escheat or similar law.  Until such time as TF Financial Certificates are surrendered to National Penn for exchange or the Exchange Agent has received all necessary documents to evidence a lost, stolen or destroyed TF Financial Certificate including any bond that may be required pursuant to Section 2.6(g), as applicable, National Penn shall have the right to withhold dividends or any other distributions on the shares of National Penn Common Stock issuable to such shareholder.

(d)           Each TF Financial Certificate delivered for exchange under this Section 2.6 must be endorsed in blank by the registered holder thereof or accompanied by a power of attorney to transfer such shares endorsed in blank by such holder.

(e)           Upon the Effective Time, the stock transfer books for TF Financial Common Stock will be closed and no further transfers of TF Financial Common Stock will thereafter be made or recognized.  All TF Financial Certificates surrendered pursuant to this Section 2.6 will be cancelled.

(f)           If there is a transfer of ownership of TF Financial Common Stock which is not registered in the transfer records of TF Financial, a statement of book-entry shares evidencing, in the aggregate, the proper number of shares of National Penn Common Stock and any dividends or other distributions to which such holder is entitled pursuant to Section 2.6(c), as applicable and appropriate, may be issued with respect to such TF Financial Common Stock to such a transferee if the TF Financial Certificate representing such shares of TF Financial Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid.

(g)           If any TF Financial Certificate shall have been lost, stolen or destroyed, the Exchange Agent shall deliver in exchange for such lost, stolen or destroyed TF Financial

Certificate, upon the making of a sworn affidavit of that fact by the holder thereof in form satisfactory to the Exchange Agent, the Merger Consideration as may be required pursuant to this Agreement; provided, however, that the Exchange Agent may, in its sole discretion and as a condition precedent to the delivery of the Merger Consideration to which the holder of such TF Financial Certificate is entitled as a result of the Merger, require the owner of such lost, stolen or destroyed TF Financial Certificate to deliver a bond in such amount as it may direct as indemnity against any claim that may be made against TF Financial, National Penn or the Exchange Agent or any other party with respect to the TF Financial Certificate alleged to have been lost, stolen or destroyed.

2.7           Anti-Dilution Provisions.  If National Penn shall, at any time before the Effective Date:

(a)           declare a dividend in shares of National Penn Common Stock with a record date prior to the Effective Date;

(b)           resolve to combine the outstanding shares of National Penn Common Stock into a smaller number of shares;

(c)           resolve to effect a split or subdivide the outstanding shares of National Penn Common Stock with a record date prior to the Effective Date; or

(d)           reclassify the shares of National Penn Common Stock;

then, in any such event, the number of shares of National Penn Common Stock to be delivered to TF Financial shareholders who are entitled to receive shares of National Penn Common Stock in exchange for shares of TF Financial Common Stock shall be adjusted so that each TF Financial shareholder shall be entitled to receive such number of shares of National Penn Common Stock as such shareholder would have been entitled to receive if the Effective Date had occurred prior to the happening of such event.  (By way of illustration, if National Penn shall declare a stock dividend of 3% payable with respect to a record date on or prior to the Effective Date, the Exchange Ratio shall be adjusted upward by 3%.).  In addition, in the event that, prior to the Effective Date, National Penn enters into an agreement pursuant to which shares of National Penn Common Stock would be converted into shares or other securities or obligations of another corporation, proper provision shall be made in such agreement so that each TF Financial shareholder entitled to receive shares of National Penn Common Stock in the Merger shall be entitled to receive, pro rata, such number of shares or other securities or amount or obligations of such other corporation as such shareholder would be entitled to receive if the Effective Date had occurred immediately prior to the happening of such event.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF TF FINANCIAL

TF Financial hereby represents and warrants to National Penn as follows:

3.1           Organization.

(a)           TF Financial is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania.  TF Financial is a savings and loan holding company duly registered under the Home Owners’ Loan Act of 1933.  TF Financial has the corporate power and authority to carry on its businesses and operations as now being conducted and to own, lease and operate the properties and assets now owned and being operated by it.  TF Financial is duly licensed, registered or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing, registration or qualification necessary, except where the failure to be so licensed, registered or qualified would not have a Material Adverse Effect, and all such licenses, registrations and qualifications are in full force and effect in all material respects.

(b)           3rd Fed Bank is a state-chartered stock savings bank duly organized and validly existing under the laws of the Commonwealth of Pennsylvania.  3rd Fed Bank has the corporate power and authority to carry on its business and operations as now being conducted and to own and operate the properties and assets now owned and being operated by it.  3rd Fed Bank is duly licensed, registered or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing, registration or qualification necessary, except where the failure to be so licensed, registered or qualified would not have a Material Adverse Effect, and all such licenses, registrations and qualifications are in full force and effect in all material respects.

(c)           The deposits of 3rd Fed Bank are insured by the Deposit Insurance Fund of the FDIC to the extent provided in the Federal Deposit Insurance Act.

(d)           TF Financial has no Subsidiaries other than 3rd Fed Bank and those Subsidiaries identified in Section 3.1(d) of the TF Financial Disclosure Schedule.  Section 3.1(d) of the TF Financial Disclosure Schedule sets forth the type of organization, the state of formation, the number and owner of its outstanding equity interests and a brief description of the business conducted by each Subsidiary. Each TF Financial Subsidiary, other than 3rd Fed Bank (which is covered by Section 3.1(b) above), is duly formed, validly existing and in good standing under the laws of the jurisdiction of its formation.  Each such TF Financial Subsidiary has the corporate or trust power and authority to carry on its businesses and operations as now being conducted and to own and operate the properties and assets now owned and being operated by it.  Each such TF Financial Subsidiary is duly licensed, registered or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing, registration or qualification necessary, except where the failure to be so licensed, registered or qualified would not have a Material Adverse Effect, and all such licenses, registrations and qualifications are in full force and effect in all material respects.

(e)           The respective minute books of TF Financial and each TF Financial Subsidiary accurately record, in all material respects, all material corporate actions of their respective shareholders, boards of directors and trustees, including committees, in each case in accordance with normal business practice of TF Financial and the TF Financial Subsidiary.

(f)           TF Financial has delivered or otherwise made available to National Penn true and correct copies of the articles of incorporation and bylaws of TF Financial and 3rd Fed Bank, and the articles of incorporation, bylaws, operating agreements, trust agreements and other applicable charter documents of each other TF Financial Subsidiary, each as in effect on the date hereof.

3.2           Capitalization.

(a)           The authorized capital stock of TF Financial consists of (i) 10,000,000 shares of common stock, par value $0.10 per share (“TF Financial Common Stock”), of which at the date hereof 3,151,562 shares are validly issued and outstanding, fully paid and nonassessable, and free of preemptive rights, and 2,138,438 are held as treasury shares and (ii) 2,000,000 shares of preferred stock, no par value per share, none of which are issued and outstanding.  TF Financial has not issued nor is TF Financial bound by any subscription, option, warrant, call, commitment, agreement or other Right of any character relating to the purchase, sale, or issuance of, or right to receive dividends or other distributions on, any shares of TF Financial Common Stock or any other security of TF Financial or any securities representing the right to vote, purchase or otherwise receive any shares of TF Financial Common Stock or any other security of TF Financial, except (i) for TF Financial Options for 325,244 shares of TF Financial Common Stock issued and outstanding under the TF Financial Option Plans, a schedule of which is set forth in Section 3.2(a) of the TF Financial Disclosure Schedule and (ii) this Agreement.

(b)           TF Financial owns, directly or indirectly, all of the capital stock of 3rd Fed Bank and the other TF Financial Subsidiaries, free and clear of any liens, security interests, pledges, charges, encumbrances, agreements and restrictions of any kind or nature.  There are no subscriptions, options, warrants, calls, commitments, agreements or other Rights outstanding with respect to the capital stock of 3rd Fed Bank or any other TF Financial Subsidiary.  Except for 3rd Fed Bank and the other TF Financial Subsidiaries listed in Section 3.1(d) of the TF Financial Disclosure Schedule, TF Financial does not possess, directly or indirectly, any material equity interest in any Person, except for (i) equity interests in 3rd Fed Bank’s investment portfolio, (ii) equity interests held in connection with 3rd Fed Bank’s commercial loan activities and (iii) as set forth in Section 3.2(b) of the TF Financial Disclosure Schedule.

(c)           To the Knowledge of TF Financial, except as disclosed in TF Financial’s proxy materials for its 2014 annual meeting of shareholders, no Person or group is the beneficial owner of 5% or more of the outstanding shares of TF Financial Common Stock (the terms “person”, “group” and “beneficial owner” are as defined in Section 13(d) of the Exchange Act, and the rules and regulations thereunder).

3.3           Authority; No Violation.

(a)           TF Financial has full corporate power and authority to execute and deliver this Agreement and, except for the receipt of the approval of this Agreement by the shareholders of TF Financial and receipt of all required approvals from Regulatory Authorities, to consummate the Contemplated Transactions. The execution and delivery of this Agreement by TF Financial and the consummation by TF Financial of the Contemplated Transactions have been duly and validly approved by the unanimous vote of the Board of Directors of TF Financial and, except for approval by the shareholders of TF Financial as required by the BCL, no other corporate proceedings on the part of TF Financial are necessary to consummate the Merger under the BCL.  The affirmative vote of a majority of the votes cast at the TF Financial Shareholders Meeting is sufficient to approve this Agreement and the Merger.  The execution of the Bank Merger Agreement has been duly and validly approved by the Board of Directors of 3rd Fed Bank.  This Agreement has been duly and validly executed and delivered by TF Financial and constitutes the valid and binding obligation of TF Financial, enforceable against TF Financial in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

(b)           The execution and delivery of this Agreement by TF Financial, (i) subject to receipt of approvals from the TF Financial shareholders and the Regulatory Authorities referred to in Section 4.4 hereof and TF Financial’s and National Penn’s compliance with any conditions contained therein, the consummation of the Merger, and (ii) compliance by TF Financial or any TF Financial Subsidiary with any of the terms or provisions hereof, does not and will not:

(A)           conflict with or result in a breach of any provision of the respective articles of incorporation or bylaws or other charter documents of TF Financial or any TF Financial Subsidiary;

(B)           violate any statute, rule, regulation, judgment, order, writ, decree or injunction applicable to TF Financial or any TF Financial Subsidiary or any of their respective properties or assets; or

(C)           except as described in Section 3.3 of the TF Financial Disclosure Schedule, violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, or acceleration of, the performance required by, or result in a right of termination or acceleration or the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of TF Financial or any TF Financial Subsidiary under any of the terms or conditions of any note, bond, mortgage, indenture, license, lease, agreement, commitment or other instrument or obligation to which TF Financial or any TF Financial Subsidiary is a party, or by which they or any of their respective properties or assets may be bound or affected, excluding from clauses (B) and (C) hereof, any items which, in the aggregate, would not have a Material Adverse Effect.

3.4           Consents.  Except as described in Section 3.4 of the TF Financial Disclosure Schedule, no consents or approvals of any third parties are necessary, in connection with the execution and delivery of this Agreement by TF Financial or, subject to the consents, approvals, filings and registrations from or with the Regulatory Authorities referred to in Section 4.4 hereof and compliance with any conditions contained therein (including the expiration of any required waiting periods) and subject to the approval of this Agreement by the shareholders of TF

Financial as required under the BCL, the consummation by TF Financial of the Contemplated Transactions.

3.5           Financial Statements.

(a)           TF Financial has delivered or otherwise made available to National Penn the TF Financial Statements, except those pertaining to quarterly periods commencing after March 31, 2014, which it will deliver to National Penn within 45 days after the end of the respective quarter.  The delivered TF Financial Statements fairly present, in all material respects, the consolidated financial position, results of operations and cash flows of TF Financial as of and for the periods ended on the dates thereof, in accordance with GAAP consistently applied, except in the case of interim period financial statements, which are subject to normal year-end adjustments and footnotes thereto.

(b)           TF Financial does not, as of the date of the balance sheets included in the TF Financial Statements, have any liabilities or obligations of any nature, whether absolute, accrued, contingent or otherwise, which are not fully reflected or reserved against in the balance sheets included in the TF Financial Statements at the date of such balance sheets which would have been required to be reflected therein in accordance with GAAP consistently applied or disclosed in a footnote thereto.  Since March 31, 2014, TF Financial has not incurred any liabilities or obligations of any nature, whether absolute, accrued, contingent or otherwise, except for liabilities and obligations which were incurred in the ordinary course of business consistent with past practice or arising from the negotiation and execution of this Agreement and compliance with the terms hereof, and except for liabilities and obligations which are within the subject matter of a specific representation and warranty herein or which otherwise have not had a Material Adverse Effect.

(c)           The TF Financial Statements were prepared from the books and records of TF Financial and TF Financial Subsidiaries, and such books and records have been, and are being, maintained in all material respects in accordance with GAAP and any other legal and accounting requirements and reflect only actual transactions.

3.6           No Material Adverse Change.  Neither TF Financial nor any TF Financial Subsidiary has suffered any adverse change in their respective assets, liabilities, business, financial condition or results of operations since December 31, 2013 which change has had a Material Adverse Effect.  Since December 31, 2013, TF Financial and each TF Financial Subsidiary has conducted its business only in the ordinary course of business consistent in all material respects with past practices.

3.7           Taxes.

(a)           TF Financial and the TF Financial Subsidiaries are members of the same affiliated group within the meaning of IRC Section 1504(a) of which TF Financial is a common parent.  TF Financial has filed, and will file, all material federal, state and local tax returns required to be filed by, or with respect to, TF Financial and the TF Financial Subsidiaries on or prior to the Closing Date, except to the extent that any failure to file or any inaccuracies would not, individually or in the aggregate, have a Material Adverse Effect, and has paid or will pay, or made or will make, provisions for the payment of all federal, state and local taxes which are shown on such returns to be due for the periods covered thereby from TF Financial or any TF Financial Subsidiary to any applicable taxing authority, on or prior to the Closing Date, other than taxes which (i) are not delinquent or are being contested in good faith, (ii) have not been finally determined, or (iii) the failure to pay would not, individually or in the aggregate, have a Material Adverse Effect. Such returns or reports are true, complete and correct in all material respects.  TF Financial and the TF Financial Subsidiaries have paid all taxes and other governmental charges including all applicable interest and penalties set forth in such returns or reports.

(b)           There are no liens on the assets of TF Financial and the TF Financial Subsidiaries relating to or attributable to any taxes (other than taxes not yet due and payable).  All federal, state and local taxes and other governmental charges payable by TF Financial and the TF Financial Subsidiaries have been paid or have been adequately accrued or reserved for on such entity’s books in accordance with GAAP and banking regulations applied on a consistent basis, except where failure to pay or accrue would not have a Material Adverse Effect.  Until the Effective Date, TF Financial and the TF Financial Subsidiaries shall continue to reserve sufficient funds for the payment of expected tax liabilities in accordance with GAAP and banking regulations applied on a consistent basis.

(c)           No consent pursuant to IRC Section 341(f) has been filed, or will be filed prior to the Closing Date, by or with respect to TF Financial or any TF Financial Subsidiary.

(d)           To the Knowledge of TF Financial, there are no material disputes pending, or claims asserted in writing, for taxes or assessments upon TF Financial or any TF Financial Subsidiary, nor has TF Financial or any TF Financial Subsidiary been requested in writing to give any currently effective waivers extending the statutory period of limitation applicable to any federal, state, county or local income tax return for any period.

(e)           TF Financial and the TF Financial Subsidiaries have withheld and paid all taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, except where failure to withhold or to pay such withholding would not have a Material Adverse Effect.

(f)           Neither TF Financial nor the TF Financial Subsidiaries have constituted a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax-free treatment under Section 355 of the IRC (i) in the two years prior to the date of this Agreement or (ii) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the IRC) that includes the Merger.

3.8           Contracts.

(a)           Except as described in Section 3.8(a) of the TF Financial Disclosure Schedule or Section 3.12 of the TF Financial Disclosure Schedule, neither TF Financial nor any TF Financial Subsidiary is a party to or subject to:

(i)           any offer, employment, consulting, severance, retention, “change-in-control” or termination contract, agreement or arrangement with any officer, director,

employee, independent contractor, consultant, agent or other Person, except for arrangements which permit the termination of the same “at will” and without notice or cause;

(ii)           any offer, plan, agreement, arrangement or contract providing incentive compensation for bonuses, pensions, options, deferred compensation, retirement payments, profit sharing or similar arrangements for or with any officer, director, employee, independent contractor, consultant, agent or other Person;

(iii)           any collective bargaining agreement or contract with any labor union, labor organization or employee association relating to employees;

(iv)           any agreement which by its terms limits the payment of dividends by TF Financial or any TF Financial Subsidiary other than generally applicable regulatory restrictions;

(v)           any instrument evidencing or related to indebtedness for borrowed money, whether directly or indirectly, by way of purchase money obligation, conditional sale, lease purchase, guaranty or otherwise, in respect of which TF Financial or any TF Financial Subsidiary is an obligor to any Person, other than deposits, repurchase agreements, bankers acceptances and “treasury tax and loan” accounts established in the ordinary course of business, instruments relating to transactions entered into in the customary course of the banking business of 3rd Fed Bank, and transactions in “federal funds”, or which contains financial covenants or other restrictions, other than those relating to the payment of principal and interest when due, which would be applicable on or after the Closing Date;

(vi)           any contract, other than this Agreement, which restricts or prohibits it from engaging in any type of business permissible under applicable law;

(vii)           any offer, contract, agreement, plan or arrangement which provides for payments or benefits in certain circumstances which, together with other payments or benefits payable to any participant therein or party thereto, might render any portion of any such payments or benefits subject to disallowance of deduction therefor as a result of the application of Section 280G of the IRC;

(viii)           any lease for real property;

(ix)           any contract or arrangement with any broker-dealer or investment adviser;

(x)           any investment advisory contract with any investment company registered under the Investment Company Act of 1940;

(xi)           any contract or arrangement with, or membership in, any local clearing house or self-regulatory organization;

(xii)           any contract or arrangement related to capital expenditures in excess of $25,000 per year;

(xiii)           any contract or arrangement filed or required to be filed on TF Financial’s Annual Report on Form 10-K for the year ended December 31, 2013;

(xiv)           any contract or arrangement that relates to the involvement of TF Financial or any TF Financial Subsidiary in a joint venture, partnership, limited liability company agreement or other similar agreement or arrangement, or to the formation, creation or operation, management or control of any partnership or joint venture with any third parties; or

(xv)           any contract or arrangement that grants any right of first refusal, right of first offer or similar right with respect to any material assets, rights or properties of the TF Financial or any TF Financial Subsidiary.

(b)           All the offers, contracts, plans, agreements, arrangements and instruments listed in Section 3.8(a) of the TF Financial Disclosure Schedule or Section 3.12 of the TF Financial Disclosure Schedule are in full force and effect on the date hereof, and neither TF Financial, any TF Financial Subsidiary nor, to the Knowledge of TF Financial, any other party to any such offer, contract, plan, agreement, arrangement or instrument, has breached any provision of, or is in default under any term of, any such offer, contract, plan, agreement, arrangement or instrument the breach of which or default under which will have a Material Adverse Effect, and, except as described in Section 3.8(b) of the TF Financial Disclosure Schedule no party to any such contract, plan, arrangement or instrument will have the right to terminate any or all of the provisions thereof as a result of the transactions contemplated by this Agreement, the termination of which will have a Material Adverse Effect.

(c)           Except as otherwise described in Section 3.8(c) of the TF Financial Disclosure Schedule or Section 3.12 of the TF Financial Disclosure Schedule, no offer, contract, plan, employment agreement, termination agreement or similar agreement or arrangement to which TF Financial or any TF Financial Subsidiary is a party or by which TF Financial or any TF Financial Subsidiary may be bound:

(i)           contains provisions which permit an employee or an independent contractor or consultant to terminate it without cause and continue to accrue future payments or benefits thereunder;

(ii)           provides for acceleration in the vesting of benefits thereunder upon the occurrence of a change in ownership or control or merger or other acquisition of TF Financial or any TF Financial Subsidiary; or

(iii)           requires TF Financial or any TF Financial Subsidiary to provide a benefit in the form of TF Financial Common Stock or determined by reference to the value of TF Financial Common Stock.

3.9           Ownership of Property; Insurance Coverage.

(a)           TF Financial and each TF Financial Subsidiary has good, and as to real property, marketable, title to all material assets and properties owned by TF Financial or such TF Financial Subsidiary, whether real or personal, tangible or intangible, including securities, assets and properties reflected in the balance sheets contained in the TF Financial Statements or acquired subsequent thereto (except to the extent that such securities are held in any fiduciary or agency capacity and except to the extent that such assets and properties have been disposed of for fair value, in the ordinary course of business, or have been disposed of as obsolete since the date of such balance sheets), subject to no encumbrances, liens, mortgages, security interests or pledges, except:

(i)           those items that secure liabilities for borrowed money and that are described in Section 3.9(a) of the TF Financial Disclosure Schedule or permitted under Article 5 hereof;

(ii)           statutory liens for amounts not yet delinquent or which are being contested in good faith;

(iii)           liens for current taxes not yet due and payable;

(iv)           pledges to secure deposits and other liens incurred in the ordinary course of banking business;

(v)           such imperfections of title, easements and encumbrances, if any, as are not material in character, amount or extent; and

(vi)           dispositions and encumbrances for adequate consideration in the ordinary course of business.

TF Financial and each TF Financial Subsidiary have the right under leases of material properties used by TF Financial or such TF Financial Subsidiary in the conduct of their respective businesses to occupy and use all such properties in all material respects as presently occupied and used by them.

(b)           With respect to all agreements pursuant to which TF Financial or any TF Financial Subsidiary has purchased securities subject to an agreement to resell, if any, TF Financial or such TF Financial Subsidiary has a valid, perfected first lien or security interest in the securities or other collateral securing the repurchase agreement, and the value of such collateral equals or exceeds the amount of the debt secured thereby, except to the extent that any failure to obtain such a lien or maintain such collateral would not, individually or in the aggregate, have a Material Adverse Effect.

(c)           TF Financial and each TF Financial Subsidiary maintain insurance in amounts considered by TF Financial to be reasonable for their respective operations, and such insurance is similar in scope and coverage in all material respects to that maintained by other businesses similarly situated.  Neither TF Financial nor any TF Financial Subsidiary has received notice from any insurance carrier that:

(i)           such insurance will be cancelled or that coverage thereunder will be reduced or eliminated; or

(ii)           premium costs with respect to such insurance will be substantially increased;

except to the extent such cancellation, reduction, elimination or increase would not have a Material Adverse Effect.

(d)           TF Financial and each TF Financial Subsidiary maintain such fidelity bonds and errors and omissions insurance as may be customary for similarly-sized institutions or required under applicable laws or regulations.

3.10           Legal Proceedings.  Except as set forth in Section 3.10 of the TF Financial Disclosure Schedule, neither TF Financial nor any TF Financial Subsidiary is a party to any, and there are no pending or, to the Knowledge of TF Financial, threatened, legal, administrative, arbitration or other proceedings, claims, actions, charges, grievances, or governmental investigations or regulatory inquiries of any nature:

(a)           against TF Financial or any TF Financial Subsidiary;

(b)           to which the assets of TF Financial or any TF Financial Subsidiary are subject;

(c)           challenging the validity or propriety of any of the Contemplated Transactions; or

(d)           which could materially adversely affect the ability of TF Financial, 3rd Fed Bank or any other TF Financial Subsidiary to perform their respective obligations under this Agreement or to consummate the Bank Merger;

except for any legal, administrative, arbitration or other proceedings, claims, actions, charges, grievances, governmental investigations, or inquiries referred to in clauses (a) or (b) which, individually or in the aggregate, would not have a Material Adverse Effect.

3.11           Compliance with Applicable Law.

(a)           TF Financial and each TF Financial Subsidiary hold all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses under, and have complied in all material respects with, applicable laws, statutes, orders, rules, regulations or ordinances of any Regulatory Authority relating to them, other than where such failure to hold or such noncompliance will neither result in a limitation in any material respect on the conduct of its businesses nor otherwise have a Material Adverse Effect.

(b)           Since January 1, 2011, TF Financial and each TF Financial Subsidiary have filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file with any Regulatory Authority, and have filed all other reports and statements required to be filed by them, including without limitation any report or statement required to be filed pursuant to the laws, rules or regulations of the United States, any state or any Regulatory Authority, and have paid all fees and assessments due and payable in connection therewith, except where the failure to file such report, registration or statement or to pay such fees and assessments, either individually or in the aggregate, would not have a Material Adverse Effect.

(c)           No Regulatory Authority has threatened or initiated any proceeding or, to the Knowledge of TF Financial, investigation into the business or operations of TF Financial or any TF Financial Subsidiary, except where any such proceedings or investigations will not, individually or in the aggregate, have a Material Adverse Effect, or such proceedings or investigations have been terminated or otherwise resolved.

(d)           Neither TF Financial nor any TF Financial Subsidiary has received any notification or communication from any Regulatory Authority:

(i)           asserting that TF Financial or any TF Financial Subsidiary is not in substantial compliance with any of the laws, statutes, orders, rules, regulations or ordinances which such Regulatory Authority enforces, unless such assertion has been waived, withdrawn or otherwise resolved;

(ii)           threatening to revoke any license, franchise, permit or governmental authorization which is material to TF Financial or any TF Financial Subsidiary;

(iii)           requiring or threatening to require TF Financial or any TF Financial Subsidiary, or indicating that TF Financial or any TF Financial Subsidiary may be required, to enter into a cease and desist order, agreement or memorandum of understanding or any other agreement restricting or limiting, or purporting to restrict or limit, in any manner the operations of TF Financial or any TF Financial Subsidiary, including without limitation any restriction on the payment of dividends; or

(iv)           directing, restricting or limiting, or purporting to direct, restrict or limit, in any manner the operations of TF Financial or any TF Financial Subsidiary (any such notice, communication, memorandum, agreement or order described in this sentence herein referred to as a “Regulatory Agreement”);

in each case except as heretofore disclosed to National Penn.

(e)           Neither TF Financial nor any TF Financial Subsidiary has received, consented to, or entered into any Regulatory Agreement, except as heretofore disclosed to National Penn.

(f)           To the Knowledge of TF Financial, except as heretofore disclosed to National Penn, there is no unresolved violation, criticism, or exception by any Regulatory Authority with respect to any Regulatory Agreement which if resolved in a manner adverse to TF Financial or any TF Financial Subsidiary would have a Material Adverse Effect.

(g)           There is no injunction, order, judgment or decree imposed upon TF Financial or any TF Financial Subsidiary or the assets of TF Financial or any TF Financial Subsidiary which has had, or, to the Knowledge of TF Financial, would have, a Material Adverse Effect.

(h)           TF Financial knows of no reason on the part of TF Financial or any TF Financial Subsidiary why the requisite approvals of the Regulatory Authorities necessary to consummate the Contemplated Transactions should not be obtained in a timely manner.

3.12           ERISA.

(a)           TF Financial has delivered or otherwise made available to National Penn true and complete copies of any employee pension benefit plans within the meaning of ERISA Section 3(2), profit sharing plans, stock purchase plans, deferred compensation and supplemental income plans, supplemental executive retirement plans, incentive compensation plans, group insurance plans, and all other employee welfare benefit plans within the meaning of ERISA Section 3(1) (including vacation pay, sick leave, short-term disability, long-term disability, and medical plans) and all other employee benefit plans, policies, agreements and arrangements, all of which are set forth in Section 3.12 of the TF Financial Disclosure Schedule, currently sponsored, maintained or contributed to, or required to be contributed to, for the benefit of the employees or former employees (including retired employees) and any beneficiaries thereof or directors or former directors of TF Financial or any other entity (a “TF Financial ERISA Affiliate”) that, together with TF Financial, is treated as a single employer under IRC Sections 414(b),(c),(m) or (o) (collectively, the “TF Financial Benefit Plans”), together with:

(i)           the most recent actuarial (if any) and financial reports relating to those TF Financial Benefit Plans which constitute “qualified plans” under IRC Section 401(a);

(ii)           the most recent Form 5500 (if any) relating to such TF Financial Benefit Plans filed with the IRS; and

(iii)           the most recent IRS determination letters which pertain to any such TF Financial Benefit Plans.

Section 3.12(a) of the TF Financial Disclosure Schedule includes a calculation of the impact on the 3rd Fed Bank Retirement Plan (the “Pension Plan”) funding levels resulting from amendments to such plan effected in January, 2014.

(b)           Neither TF Financial nor any TF Financial ERISA Affiliate, and no pension plan (within the meaning of ERISA Section 3(2)) maintained or contributed to by TF Financial or any TF Financial ERISA Affiliate, has incurred any liability to the Pension Benefit Guaranty Corporation (“PBGC”) or to the IRS with respect to any pension plan qualified under IRC Section 401(a), except liabilities to the PBGC pursuant to ERISA Section 4007, all of which have been fully paid, nor has any reportable event under ERISA Section 4043(b) (with respect to which the 30 day notice requirement has not been waived) occurred with respect to any such pension plan.

(c)           Neither TF Financial nor any TF Financial ERISA Affiliate has ever contributed to or otherwise incurred any liability with respect to a multi-employer plan (within the meaning of ERISA Section 3(37)).

(d)           Since January 1, 2011, except as set forth in Section 3.12(d) of the TF Financial Disclosure Schedule, each TF Financial Benefit Plan has been maintained, operated and administered in compliance in all material respects with its terms and related documents or agreements and the applicable provisions of all laws, including ERISA and the IRC.

(e)           Except as set forth in Section 3.12(e) of the TF Financial Disclosure Schedule, there is no existing, or, to the Knowledge of TF Financial, contemplated, audit of any TF Financial Benefit Plan by the IRS, the U.S. Department of Labor, the PBGC or any other governmental authority.  In addition, there are no pending or, to the Knowledge of TF Financial, threatened claims by, on behalf of or with respect to any TF Financial Benefit Plan, or by or on behalf of any individual participant or beneficiary of any TF Financial Benefit Plan, alleging any violation of ERISA or any other applicable laws, or claiming benefits (other than claims for benefits not in dispute and expected to be granted promptly in the ordinary course of business), nor to the Knowledge of TF Financial, is there any basis for such claim.

(f)           Since January 1, 2011, all required contributions to, and premium payments on account of, each TF Financial Benefit Plan have been made on a timely basis.

(g)           Except as required under Section 601 et seq. of ERISA, no TF Financial Benefit Plan provides benefits or coverage in the nature of health, life or disability insurance following retirement or other termination of employment.

(h)           With respect to any services which TF Financial or any TF Financial Subsidiary may provide as a record-keeper, administrator, custodian, fiduciary, trustee or otherwise for any plan, program, or arrangement subject to ERISA (other than any TF Financial Benefit Plan), TF Financial and each TF Financial Subsidiary:

(i)           have correctly computed all contributions, payments or other amounts for which it is responsible;

(ii)           have not engaged in any prohibited transactions (as defined in ERISA Section 406 for which an exemption does not exist);

(iii)           since January 1, 2011, have not breached any duty imposed by ERISA: and

(iv)           since January 1, 2011, have not otherwise incurred any liability to the IRS, the Department of Labor, the Pension Benefit Guaranty Corporation, or to any beneficiary, fiduciary or sponsor of any ERISA plan in the performance (or non-performance) of services;

except where any such action or inaction would not have a Material Adverse Effect.

(i)           Except as set forth in Section 3.12(i) of the TF Financial Disclosure Schedule, none of the execution and delivery of this Agreement or the transactions contemplated by this Agreement (alone or in conjunction with any other event, including any termination of employment on or following the Effective Time) will (i) entitle any current or former employee or director of TF Financial or any TF Financial Subsidiary to any compensation or benefit, (ii) accelerate the time of payment or vesting, or trigger any payment or funding, of any compensation or benefit or trigger any other material obligation under any TF Financial Benefit

Plan or (iii) result in any breach or violation of, or default under, or limit National Penn’s right to amend, modify or terminate, any TF Financial Benefit Plan.

(j)           Each “nonqualified deferred compensation plan” (as defined in IRC Section 409A(d)(1) and applicable regulations) with respect to any service provider to TF Financial or a TF Financial Subsidiary (i) complies and has been operated in all material respects in compliance with the requirements of IRC Section 409A and regulations promulgated thereunder, or (ii) is exempt from compliance under the “grandfather” provisions of IRS Notice 2005-1 and applicable regulations and has not been “materially modified” (within the meaning of IRS Notice 2005-1 and Treasury Regulations §1.409A-6(a)(4)) subsequent to October 3, 2004. No current or former employee or director of TF Financial or a TF Financial Subsidiary is entitled to receive any gross-up or additional payment by reason of the tax required by Section 409A of the IRC being imposed on such person.

(k)           No amount or other entitlement that could be received as a result of the execution and delivery of this Agreement or the transactions contemplated by this Agreement (alone or in conjunction with any other event, including any termination of employment on or following the Effective Time) by any “disqualified individual” (as defined in Section 280G(c) of the IRC) with respect to TF Financial will constitute an “excess parachute payment” (as defined in Section 280G(b)(1) of the IRC).  No current or former employee or director of TF Financial or a TF Financial Subsidiary is entitled to receive any gross-up or additional payment by reason of the tax required by Section 4999 of the IRC being imposed on such person.

3.13           State Takeover Statutes.  No “business combination,” “fair price,” “control transaction,” “control share acquisition,” or other similar antitakeover statute or regulation under state or federal law (including, without limitation, the provisions of Sections 2541 through 2588 of the BCL) (collectively, “Takeover Laws”) or provision contained in TF Financial’s articles of incorporation or bylaws is applicable to the Merger.

3.14           Brokers and Finders.  Neither TF Financial, any TF Financial Subsidiary, nor any of their respective officers, directors, employees, independent contractors or agents, has employed any broker, finder, investment banker or financial advisor, or incurred any liability for any fees or commissions to any such Person, in connection with the transactions contemplated by this Agreement, except for Keefe, Bruyette & Woods, Inc. (the “TF Financial Advisor”).  A copy of the TF Financial Advisor’s engagement letter with TF Financial has been provided to National Penn.

3.15           Environmental Matters.

(a)           Except as set forth in Section 3.15(a) of the TF Financial Disclosure Schedule, to the Knowledge of TF Financial, neither TF Financial nor any TF Financial Subsidiary, nor any property owned or operated by TF Financial or any TF Financial Subsidiary, has been or is in violation of or liable under any Environmental Law, except for such violations or liabilities that, individually or in the aggregate, would not have a Material Adverse Effect.  Except as set forth in Section 3.15(a) of the TF Financial Disclosure Schedule, there are no actions, suits or proceedings, or demands, claims or notices, including without limitation notices, demand letters or requests for information from any Regulatory Authority, instituted or pending, or to the Knowledge of TF Financial, threatened, or any investigation pending, relating to the liability of TF Financial or any TF Financial Subsidiary with respect to any property owned or operated by TF Financial or any TF Financial Subsidiary under any Environmental Law, except as to any such actions or other matters which would not result in a Material Adverse Effect.  To the Knowledge of TF Financial, neither TF Financial nor any TF Financial Subsidiary is required by N.J.S.A. 58:10B-1.3 to remediate the discharge of any hazardous substance referred to in such statute.

(b)           Except as set forth in Section 3.15(b) of the TF Financial Disclosure Schedule, to the Knowledge of TF Financial, no property, now or formerly owned or operated by TF Financial or any TF Financial Subsidiary or on which TF Financial or any TF Financial Subsidiary holds or held a mortgage or other security interest or has foreclosed or taken a deed in lieu of foreclosure, has been listed or proposed for listing on the National Priority List (“NPL”) under the Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended (“CERCLA”), is listed on the Comprehensive Environmental Response Compensation and Liabilities Information System (“CERCLIS”), or is listed or proposed to be listed on any state list similar to the NPL or the CERCLIS, or is the subject of federal, state or local enforcement actions or other investigations which may lead to claims against TF Financial or any TF Financial Subsidiary for response costs, remedial work, investigation, damage to natural resources or for personal injury or property damage, including, but not limited to, claims under CERCLA, which would have a Material Adverse Effect.

3.16           Business of TF Financial.  Except as described in Section 3.16 of the TF Financial Disclosure Schedule, since March 31, 2014, neither TF Financial nor any TF Financial Subsidiary has, in any material respect:

(a)           increased the wages, salaries, bonuses, incentive or other compensation, pension or other employee benefits payable to any executive officer, employee or director, except as is permitted in Section 5.1(d) of this Agreement;

(b)           eliminated any employee benefits;

(c)           deferred routine maintenance of real property or leased premises;

(d)           eliminated a reserve where the liability related to such reserve has remained;

(e)           failed to depreciate capital assets in accordance with past practice or to eliminate capital assets which are no longer used in its business; or

(f)           had an extraordinary reduction or deferral of ordinary or necessary expenses.

Additionally, and except as set forth in Section 3.16 of the TF Financial Disclosure Schedule, neither TF Financial nor any TF Financial Subsidiary has solicited and/or received any “brokered deposits”, as defined in the Federal Deposit Insurance Act of 1950, as amended, (other than with respect to such Person’s retail customers) and has at all times been in regulatory compliance with all such regulations.

3.17           CRA Compliance.  TF Financial and 3rd Fed Bank are in material compliance with the applicable provisions of the CRA, and, as of the date hereof, 3rd Fed Bank has received a CRA rating of “satisfactory” or better from the FDIC.  To the Knowledge of TF Financial, there is no fact or circumstance or set of facts or circumstances which would cause TF Financial or 3rd Fed Bank to fail to comply with such provisions in a manner which would have a Material Adverse Effect.

3.18           Information to be Supplied.

(a)           The information supplied by TF Financial for inclusion in the Registration Statement (including the Prospectus/Proxy Statement) will not, at the time the Registration Statement is declared effective pursuant to the Securities Act, and as of the date the Prospectus/Proxy Statement is mailed to shareholders of TF Financial, and up to and including the date of the TF Financial Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances in which they were made, not misleading.

(b)           The information supplied by TF Financial for inclusion in the Applications will, at the time each such document is filed with any Regulatory Authority and up to and including the dates of any required regulatory approvals or consents, as such Applications may be amended by subsequent filings, be accurate in all material respects.

3.19           Related Party Transactions.

(a)           Except as set forth in Section 3.19(a) of the TF Financial Disclosure Schedule, or as is disclosed in the footnotes to the TF Financial Statements, as of the date hereof, neither TF Financial nor any TF Financial Subsidiary is a party to any transaction (including any loan or other credit accommodation but excluding deposits in the ordinary course of business) with any Affiliate of TF Financial or any TF Financial Subsidiary, and all such transactions were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other “persons” (as defined in Section 13(d) of the Exchange Act, and the rules and regulations thereunder), except with respect to variations in such terms as would not, individually or in the aggregate, have a Material Adverse Effect.

(b)           Except as set forth in Section 3.19(b) of the TF Financial Disclosure Schedule, as of the date hereof, no loan or credit accommodation to any TF Financial Affiliate is presently in default or, during the three-year period prior to the date of this Agreement, has been in material default or has been restructured, modified or extended in any manner which would have a Material Adverse Effect.  To the Knowledge of TF Financial, as of the date hereof, principal and interest with respect to any such loan or other credit accommodation will be paid when due and the loan grade classification accorded such loan or credit accommodation is consistent with 3rd Fed Bank’s loan grade classification policy.

3.20           Intellectual Property.  Except as would not reasonably be likely, individually or in the aggregate, to have a Material Adverse Effect on TF Financial and its Subsidiaries, taken as a whole:

(a)           Each of TF Financial and its Subsidiaries (A) solely owns (beneficially, and of record where applicable), free and clear of all liens, other than non-exclusive licenses entered into in the ordinary course of business, all right, title and interest in and to its respective Owned Intellectual Property, and (B) has valid and sufficient rights and licenses to all of the Licensed Intellectual Property. The Owned Intellectual Property is subsisting, and to the Knowledge of TF Financial, the Owned Intellectual Property that is registered is valid and enforceable. The Owned Intellectual Property and the Licensed Intellectual Property constitute all Intellectual Property used in or necessary for the operation of the respective businesses of TF Financial and each of its Subsidiaries as presently conducted, and each of TF Financial and its Subsidiaries has sufficient rights to use all Intellectual Property used in its respective business as presently conducted.

(b)           To the Knowledge of TF Financial, (i) the operation of TF Financial and each of its Subsidiary’s respective businesses as presently conducted does not infringe, dilute, misappropriate or otherwise violate the Intellectual Property rights of any third person, (ii) no Person has asserted in writing received by TF Financial that TF Financial or any of its Subsidiaries has materially infringed, diluted, misappropriated or otherwise violated any third person’s Intellectual Property rights and (iii) no party has infringed, diluted, misappropriated or otherwise violated any of TF Financial’s or any of its Subsidiary’s rights in the Owned Intellectual Property.

(c)           TF Financial and each of its Subsidiaries has taken reasonable measures to protect (A) their rights in their respective Owned Intellectual Property and (B) the confidentiality of all trade secrets that are owned, used or held by TF Financial or any of its Subsidiaries, and to the Knowledge of TF Financial, such trade secrets have not been used, disclosed to or discovered by any Person except pursuant to appropriate non-disclosure agreements which have not been breached. To the Knowledge of TF Financial, no Person has gained unauthorized access to TF Financial’s or its Subsidiaries’ IT Assets.

(d)           TF Financial’s and each of its Subsidiary’s respective IT Assets operate and perform as required by TF Financial and each of its Subsidiaries in connection with their respective businesses and have not materially malfunctioned or failed within the past two years. TF Financial and each of its Subsidiaries has implemented reasonable backup, security and disaster recovery technology and procedures consistent with industry practices. TF Financial and each of its Subsidiaries is compliant with all applicable laws, rules and regulations, and their own privacy policies and commitments to their respective customers, consumers and employees, concerning data protection and the privacy and security of personal data and the nonpublic personal information of their respective customers, consumers and employees.

3.21           Loans.

(a)           As of the date hereof, except as set forth in Section 3.21(a) of the TF Financial Disclosure Schedule, neither TF Financial nor any of its Subsidiaries is a party to any written or oral (i) loan, loan agreement, note or borrowing arrangement (including leases, credit enhancements, commitments, guarantees and interest-bearing assets) (collectively, “Loans”) in which TF Financial or any Subsidiary of TF Financial is a creditor which as of March 31, 2014, had an outstanding balance of $500,000 or more and under the terms of which the obligor was, as of March 31, 2014, over 90 days or more delinquent in payment of principal or interest, or (ii) Loans with any director, executive officer or 5% or greater stockholder of TF Financial or any of its Subsidiaries, or to the Knowledge of TF Financial, any Affiliate of any of the foregoing. Set forth in Section 3.21(a) of the TF Financial Disclosure Schedule is a true, correct and complete list of (A) all of the Loans of TF Financial and its Subsidiaries that, as of March 31, 2014, were classified by TF Financial as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import, together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the borrower thereunder, together with the aggregate principal amount of and accrued and unpaid interest on such Loans, by category of Loan (e.g., commercial, consumer, etc.), together with the aggregate principal amount of such Loans by category, (B) each asset of TF Financial or any of its Subsidiaries that, as of March 31, 2014, is classified as “Other Real Estate Owned” and the book value thereof and (C) all funded or unfunded loan commitments of $2,500,000 or more as of the date hereof.

(b)           Each Loan of TF Financial and its Subsidiaries (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent carried on the books and records of TF Financial and its Subsidiaries as secured Loans, has been secured by valid charges, mortgages, pledges, security interests, restrictions, claims, liens or encumbrances, as applicable, which have been perfected, excluding Loans, individually or in the aggregate, as to which the failure to satisfy the foregoing standards would not have a Material Adverse Effect on TF Financial and its Subsidiaries, and (iii) to the Knowledge of TF Financial, is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms.

(c)           Each outstanding Loan of TF Financial and its Subsidiaries (including Loans held for resale to investors) was solicited and originated, and is and has been administered and, where applicable, serviced, and the relevant Loan files are being maintained, in all material respects in accordance with the relevant notes or other credit or security documents, the written underwriting standards of TF Financial and its Subsidiaries (and, in the case of Loans held for resale to investors, the underwriting standards, if any, of the applicable investors) and with all applicable federal, state and local laws, regulations and rules.

(d)           Except as set forth in Section 3.21(d) of the TF Financial Disclosure Schedule, none of the agreements pursuant to which TF Financial or any of its Subsidiaries has sold Loans or pools of Loans or participations in Loans or pools of Loans contains any obligation to repurchase such Loans or interests therein solely on account of a payment default by the obligor on any such Loan.

(e)           There are no outstanding Loans made by TF Financial or any of its Subsidiaries to any “executive officer” or other “insider” (as each such term is defined in Regulation O promulgated by the Federal Reserve Board) of TF Financial or its Subsidiaries, other than Loans that are subject to and that were made and continue to be in compliance with Regulation O or that are exempt therefrom.

(f)           Neither TF Financial nor any of its Subsidiaries is now nor has it ever been since December 31, 2011, subject to any fine, suspension, settlement or other contract or other administrative agreement or sanction by, or any reduction in any loan purchase commitment from, any governmental entity or Regulatory Agency relating to the origination, sale or servicing of mortgage or consumer Loans.

3.22           Allowance for Loan Losses.  The allowance for loan losses shown, and to be shown, on the balance sheets contained in the TF Financial Statements have been, and will be, established in accordance with GAAP and all applicable regulatory criteria.

3.23           Derivatives.  Section 3.23 of the TF Financial Disclosure Schedule sets forth a full and complete list of all swaps, caps, floors, collars, option agreements, warrants, futures and forward contracts and other similar derivative transactions (each, a “Derivative Contract”) entered into by TF Financial or its Subsidiaries.  Except as would not reasonably be likely, individually or in the aggregate, to have a Material Adverse Effect on TF Financial, all Derivative Contracts, whether entered into for its own account, or for the account of one or more of its Subsidiaries or their respective customers, were entered into (i) in accordance with prudent business practices and all applicable laws, rules, regulations and regulatory policies and (ii) with counterparties believed to be financially responsible at the time; and each Derivative Contract constitutes the valid and legally binding obligation of it or one of its Subsidiaries, as the case may be, enforceable in accordance with its terms, and is in full force and effect. Except as would not reasonably be likely, individually or in the aggregate, to have a Material Adverse Effect on TF Financial, neither TF Financial nor its Subsidiaries, nor to the Knowledge of TF Financial any other party thereto, is in breach of any of its obligations under any Derivative Contract.

3.24           Reorganization.  As of the date hereof, TF Financial does not have any reason to believe that the Merger will fail to qualify as a reorganization under Section 368(a) of the IRC.

3.25           Fairness Opinion.  The board of directors of TF Financial has received an opinion (which, if initially rendered verbally, has been or will be confimed by a written opinion, dated the same date) from the TF Financial Advisor to the effect that, as of the date of such opinion, and based upon and subject to the factors, limitations and assumptions set forth therein, the Merger Consideration to be received by the shareholders of TF Financial pursuant to this Agreement is fair, from a financial point of view, to such shareholders.

3.26           Securities Documents.  TF Financial has delivered or otherwise made available to National Penn copies of:

(a)           TF Financial’s annual reports on SEC Form 10-K for the years ended December 31, 2013 and 2012, including TF Financial’s Annual Report to Stockholders incorporated therein;

(b)           TF Financial’s quarterly report on SEC Form 10-Q for the quarter ended March 31, 2014;

(c)           all other reports, registration statements and filings of TF Financial filed with the SEC since January 1, 2014; and

(d)           TF Financial’s proxy materials used in connection with its meetings of shareholders held in 2014 and 2013.

Such reports and proxy materials complied, in all material respects, and all future SEC reports, filings, and proxy materials will comply, in all material respects, with the rules and regulations of the SEC to the extent applicable thereto, and all such SEC reports, filings and proxy materials did not and will not, at the time of their filing, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading.  There are no outstanding comments from or unresolved issues raised by the SEC or its staff with respect to any materials filed by TF Financial with the SEC.

3.27           “Well Capitalized”.  TF Financial and 3rd Fed Bank are “well capitalized” within the meaning of FRB’s and the PDBS’s regulations respectively.

3.28           Sarbanes-Oxley Act Compliance.

(a)           Each of the principal executive officer and the principal financial officer of TF Financial has made all certifications required under Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 and the related rules and regulations promulgated thereunder and under the Exchange Act (collectively, the “Sarbanes-Oxley Act”) with respect to TF Financial’s SEC reports, and TF Financial has made available to National Penn a summary of any disclosure made by TF Financial’s management to TF Financial’s auditors and audit committee referred to in such certifications.  For purposes of the preceding sentence, “principal executive officer” and “principal financial officer” shall have the meanings ascribed to such terms in the Sarbanes-Oxley Act.

(b)           TF Financial has (i) designed disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) to ensure that material information relating to TF Financial, including its consolidated Subsidiaries, is made known to its principal executive officer and principal financial officer; (ii) designed internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP; (iii) evaluated the effectiveness of TF Financial’s disclosure controls and procedures and, to the extent required by applicable law, presented in any applicable TF Financial SEC reports that is a report on Form 10-K or Form 10-Q or any amendment thereto its conclusions about the effectiveness of the disclosure controls and procedures as of the end of the period covered by such report or amendment based on such evaluation; and (iv) to the extent required by applicable law, disclosed in such report or amendment any change in TF Financial’s internal control over financial reporting that occurred during the period covered by such report or amendment that has materially affected, or is reasonably likely to materially affect, TF Financial’s internal control over financial reporting.

(c)           To the Knowledge of TF Financial, TF Financial does not have any (i) significant deficiencies or material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect TF Financial’s ability to record, process, summarize and report financial information, and (ii) no fraud, whether or not material, that involves management or other employees who have a significant role in TF Financial’s internal control over financial reporting, has occurred since January 1, 2014.

(d)           Since January 1, 2011, TF Financial has been in compliance in all material respects with the applicable requirements of the Sarbanes-Oxley Act in effect from time to time.  Section 3.28(d) of the TF Financial Disclosure Schedule sets forth, as of the date hereof, a schedule of all officers and directors of TF Financial who may have outstanding Loans from TF Financial, and there has been no default on, or forgiveness or waiver of, in whole or in part, any such Loan during the two years immediately preceding the date hereof.

3.29           Labor Disputes.  Neither TF Financial nor any of its Subsidiaries is a party to or is bound by any collective bargaining agreement, contract or other agreement or understanding with any labor union, labor organization or employee association, nor is TF Financial or any of its Subsidiaries the subject of any pending or threatened proceeding, charge, complaint, arbitration, grievance or other labor dispute asserting that it or any such Subsidiary has committed an unfair labor practice (within the meaning of the United States National Labor Relations Act) or seeking to compel TF Financial or any such Subsidiary to bargain with any labor union, labor organization or employee association as to wages or other conditions of employment, nor is there any labor strike, slowdown or work stoppage, corporate campaign, interruption or work, picketing, leafleting, boycott, lockout or other material labor dispute or disputes involving it or any of its Subsidiaries pending, or to the Knowledge of TF Financial, threatened against TF Financial or any of its Subsidiaries, nor is TF Financial aware of any activity involving or affecting its or any of its Subsidiaries’ employees seeking to certify a collective bargaining unit or engage in other organizational activity.  Further, to the Knowledge of TF Financial, no labor union, labor organization or employee association has been certified by the National Labor Relations Board as a bargaining agent or representative of any employees of TF Financial or any of its Subsidiaries; no representation proceeding or petition seeking a representation proceeding has been filed or, to the Knowledge of TF Financial, threatened to be filed against TF Financial or any of its Subsidiaries; and no notice has been received by TF Financial or any of its Subsidiaries from any labor union, labor organization or employee association stating that it has been (or demanding or requesting that it be) designated or otherwise recognized as the bargaining agent or representative for any such employees, and TF Financial and its Subsidiaries have not negotiated, or been asked to negotiate, any collective bargaining agreement or other agreement or understanding with any labor union, labor organization or employee association with respect to any employees.

3.30           ESOP Matters.

(a)          The ESOP Trust was validly authorized and established in accordance with all applicable laws, regulations, and rulings.  The ESOP Trust is a trust duly formed in accordance with the laws of the Commonwealth of Pennsylvania. The ESOP Trustee has been duly appointed by TF Financial to serve as the trustee of the ESOP Trust.

(b)          Except as set forth in Section 3.30(b) of the TF Financial Disclosure Schedule, the ESOP is now and has been at all times since its inception, in form, an “employee stock ownership plan” within the meaning of Section 4975(e)(7) of the IRC and Section 407(d)(6) of ERISA, which, in form, qualifies under Section 401(a) of the IRC. The ESOP Trust is now and has at all times since inception been, qualified under Section 501(a) of the IRC. The shares of TF Financial Common Stock held by the ESOP Trust constitute “employer securities,” as defined in Section 409(l) of the IRC, and “qualifying employer securities”, as defined in Section 407(d)(5) of ERISA.

(c)          Since January 1, 2011, the ESOP complies, and has been administered and operated in compliance, in all material respects, in accordance with its terms and all provisions of applicable Law.  Since January 1, 2011, all amendments and actions required to bring the ESOP into conformity in all material respects with all of the applicable provisions of the IRC, ERISA and other applicable laws have been made or taken except to the extent that such amendments or actions are not required by law to be made or taken until a date after the Effective Date and as disclosed on Section 3.30(c) of the TF Financial Disclosure Schedule. Since January 1, 2011, no individual who has performed services for TF Financial has been improperly excluded from participation in the ESOP.  As of the Closing Date, neither TF Financial nor any participant in the ESOP is or may be subject to liability by reason of Section 4979A of the IRC.

(d)          Neither TF Financial nor any “party in interest” or “disqualified person” with respect to the ESOP has engaged in a non-exempt “prohibited transaction” within the meaning of Section 4975 of the IRC or Section 406 of ERISA. No fiduciary has any liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of the ESOP. The transactions contemplated by this Agreement and all prior transactions involving the ESOP, do not constitute transactions which would subject any such party to either a civil penalty assessed pursuant to part 502(i) of ERISA or the tax or penalty on prohibited transactions imposed by Section 4975 of the Code.

(e)          Except as disclosed on Section 3.30(e) of the TF Financial Disclosure Schedule, there is no existing indebtedness of the ESOP, the ESOP Trust or TF Financial relating to the ESOP.

(f)          Section 3.30(f) of the TF Financial Disclosure Schedule sets forth any documents that provide for indemnification of the ESOP Trustee and all other fiduciaries of the ESOP or such fiduciaries’ financial advisors in connection with any prior transactions involving the ESOP or the Contemplated Transactions.

(g)          Except as set forth in Section 3.30(g) of the TF Financial Disclosure Schedule, TF Financial has made available to National Penn the ESOP and the trust agreement (the “ESOP Organizational Documents”), as well as true and complete copies of ESOP contributions and allocation schedules for the last five years of contributions, ESOP voting procedures, account diversification documentation, distribution forms and notices, committee and trustee minutes and consents, and nondiscrimination tests for the last five years.

(h)          As of the Effective Date, with respect to the ESOP, (i) the ESOP Trustee and TF Financial will have properly discharged their respective duties under the Plan, the IRC, and other applicable law regarding the ESOP participants’ rights to consider, vote upon or otherwise instruct the ESOP Trustee on the transactions contemplated hereby; and (ii) the ESOP Trustee and TF Financial will have properly discharged their respective fiduciary duties with respect to all material aspects of the establishment and operation of the ESOP, including but not limited to, valuing the TF Financial Common Stock and making participant distributions.

(i)          No shares of TF Financial Common Stock owned by the ESOP were acquired by the ESOP in a transaction pursuant to Section 1042 of the IRC.  All TF Financial contributions to the ESOP were deductible under Section 404 of the IRC for the year made.  Except as disclosed on Section 3.30(i) of the TF Financial Disclosure Schedule, none of the shares of TF Financial Common Stock held by the ESOP were acquired with the proceeds of any loan made or guaranteed by the seller of such securities, TF Financial or any ERISA Affiliate of TF Financial.

(j)           Since January 1, 2011, TF Financial and the ESOP have complied with the voting requirements of Section 409(e) of the IRC.  Neither the execution, delivery and performance of this Agreement and any ancillary documents, nor the consummation of the Contemplated Transactions will conflict with, result in a breach of or constitute a default under or violate any provision of the ESOP or ESOP Trust, or any other agreement to which the ESOP is a party, including, without limitation, any loan agreement or any provision of articles of incorporation or bylaws of TF Financial.  There is no pending or threatened claims against TF Financial by the ESOP, or the ESOP Trustee, and no claims pending, or to the Knowledge of TF Financial, threatened claims against the ESOP, the ESOP Trustee or TF Financial with respect to the ESOP by any of its participants.  To the Knowledge of TF Financial, neither the ESOP nor the ESOP participants have any basis for any claim against TF Financial or the ESOP Trustee.

3.31           Fiduciary Accounts.  TF Financial and each of the TF Financial Subsidiaries have properly administered all accounts for which it acts as a fiduciary, including, but not limited to, accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator, investment advisor, in accordance with the terms of the governing documents and applicable laws and regulations.  Neither TF Financial nor any of the TF Financial Subsidiaries, nor any of their respective directors, officers or employees, has committed any breach of trust to the Knowledge of TF Financial with respect to any fiduciary account and the records for each such fiduciary account are true and correct and accurately reflect the assets of such fiduciary account.

3.32           Quality of Representations.  No representation or warranty of TF Financial in this Agreement and no statement in the TF Financial Disclosure Schedule omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading.  No notice given pursuant to Section 5.6 will contain any untrue statement or omit to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF NATIONAL PENN

National Penn hereby represents and warrants to TF Financial as follows:

4.1           Organization.

(a)           National Penn is a corporation duly incorporated and validly subsisting under the laws of the Commonwealth of Pennsylvania.  National Penn is a bank holding company duly registered under the BHC Act.  National Penn has the corporate power to carry on its businesses and operations as now being conducted and to own and operate the properties and assets now owned and being operated by it.  National Penn is duly licensed, registered or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing, registration or qualification necessary, except where the failure to be so licensed, registered or qualified will not have a Material Adverse Effect, and all such licenses, registrations and qualifications are in full force and effect in all material respects.

(b)           National Penn Bank is a national banking association duly organized and validly existing under the laws of the United States.  National Penn Bank has the corporate power to carry on its business and operations as now being conducted and to own and operate the properties and assets now owned and being operated by it.  National Penn Bank is duly licensed, registered or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing, registration or qualification necessary, except where the failure to be so licensed, registered or qualified will not have a Material Adverse Effect, and all such licenses, registrations and qualifications are in full force and effect in all material respects.

(c)           The deposits of National Penn Bank are insured by the Deposit Insurance Fund of the FDIC to the extent provided in the Federal Deposit Insurance Act.

(d)           National Penn has no Subsidiaries other than those identified in Section 4.1(d) of the National Penn Disclosure Schedule.

(e)           The respective minute books of National Penn and each National Penn Subsidiary accurately record, in all material respects, all material corporate actions of their respective shareholders and boards of directors, including committees, in each case in accordance with the normal business practice of National Penn and the National Penn Subsidiary.

(f)           National Penn has delivered or otherwise made available to TF Financial true and correct copies of the respective articles of incorporation, articles of association and bylaws of National Penn and National Penn Bank, as in effect on the date hereof.

4.2           Capitalization.

(a)           The authorized capital stock of National Penn consists of (a) 250,000,000 shares of National Penn Common Stock, of which, as of June 3, 2014, 13,049,040 shares are validly issued and held by National Penn as treasury stock and 139,226,058 shares are validly issued and outstanding, fully paid and nonassessable and free of preemptive rights, and (b) 1,000,000 shares of preferred stock, without par value, of which none are issued.  As of the date hereof National Penn has not issued nor is National Penn bound by any subscription, option, warrant, call, commitment, agreement or other Right of any character relating to the purchase, sale, or issuance of, or right to receive dividends or other distributions on, any shares of National Penn Common Stock or any other security of National Penn or any securities representing the right to vote, purchase or otherwise receive any shares of National Penn Common Stock or any other security of National Penn, except (i) for options to acquire shares of National Penn

Common Stock issued under National Penn’s various stock option plans, (ii) restricted stock units issued under National Penn’s long term incentive compensation plan, (iii) pursuant to National Penn’s employee stock purchase plan, dividend reinvestment plan and directors’ fee plan, and (iv) pursuant to this Agreement.

(b)           National Penn owns, directly or indirectly, all of the capital stock of National Penn Bank and the other National Penn Subsidiaries, free and clear of any liens, security interests, pledges, charges, encumbrances, agreements and restrictions of any kind or nature.  There are no subscriptions, options, warrants, calls, commitments, agreements or other Rights outstanding with respect to the capital stock of National Penn Bank or any other National Penn Subsidiary.  Except for the National Penn Subsidiaries, National Penn does not possess, directly or indirectly, any material equity interest in any Person, except for equity interests in the investment portfolios of National Penn’s Subsidiaries, equity interests held by National Penn’s Subsidiaries in a fiduciary capacity, and equity interests held in connection with the commercial loan activities of National Penn’s Subsidiaries.

4.3           Authority; No Violation.

(a)           National Penn has full corporate power and authority to execute and deliver this Agreement and to consummate the Contemplated Transactions.  The execution and delivery of this Agreement by National Penn and the consummation by National Penn of the Contemplated Transactions have been duly and validly approved by the Board of Directors of National Penn by unanimous vote and no other corporate proceedings on the part of National Penn are necessary to consummate the Merger.  This Agreement has been duly and validly executed and delivered by National Penn and constitutes the valid and binding obligation of National Penn, enforceable against National Penn in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

(b)           The execution and delivery of this Agreement by National Penn, (i) subject to receipt of approvals from the Regulatory Authorities referred to in Section 4.4 hereof and National Penn’s and TF Financial’s compliance with any conditions contained therein, (ii) the consummation of the Contemplated Transactions, and (iii) compliance by National Penn with any of the terms or provisions hereof, do not and will not:

(A)           conflict with or result in a breach of any provision of the respective articles of incorporation, articles of association or bylaws of National Penn or any National Penn Subsidiary;

(B)           violate any statute, rule, regulation, judgment, order, writ, decree or injunction applicable to National Penn or any National Penn Subsidiary or any of their respective properties or assets; or

(C)           violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, or acceleration of the performance required by, or result in a right of termination or acceleration or the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of National Penn or any National Penn Subsidiary under, any of the terms or conditions of any note, bond, mortgage, indenture, license, lease, agreement, commitment or other instrument or obligation to which National Penn or any National Penn Subsidiary is a party, or by which they or any of their respective properties or assets may be bound or affected, excluding from clauses (B) and (C) any such items which, in the aggregate, would not have a Material Adverse Effect.

4.4           Consents.  Except for (a) the filing of applications and notices, as applicable, with the appropriate federal banking agency, insurance or other regulatory or self-regulatory authorities of the transactions contemplated in this Agreement, and approval of such applications, filings, and notices, (b) the filing with the SEC of the Registration Statement and (c) the filing of the Articles of Merger with the PDS after receiving any required approvals from the appropriate regulatory authorities, no consents or approvals of, or filings or registrations with, any public body or authority are necessary in connection with the execution and delivery of this Agreement by National Penn or the consummation of the Contemplated Transactions.

4.5           Financial Statements.

(a)           National Penn has delivered or otherwise made available to TF Financial the National Penn Financial Statements, except those pertaining to quarterly periods commencing after March 31, 2014, which it will deliver to TF Financial within 45 days after the end of the respective quarter.  The delivered National Penn Financial Statements fairly present, in all material respects, the consolidated financial position, results of operations and cash flows of National Penn as of and for the periods ended on the dates thereof, in accordance with GAAP consistently applied, except in the case of interim period financial statements, which are subject to normal year-end adjustments and footnotes thereto.

(b)           National Penn does not, as of the date of the balance sheets included in the National Penn Financial Statements, have any liabilities or obligations of any nature, whether absolute, accrued, contingent or otherwise, which are not fully reflected or reserved against in the balance sheets included in the National Penn Financial Statements at the date of such balance sheets which would have been required to be reflected therein in accordance with GAAP consistently applied or disclosed in a footnote thereto.  Since March 31, 2014, National Penn has not incurred any liabilities or obligations of any nature, whether absolute, accrued, contingent or otherwise, except for liabilities and obligations which were incurred in the ordinary course of business consistent with past practice or arising from the negotiation and execution of this Agreement and compliance with the terms hereof, and except for liabilities and obligations which are within the subject matter of a specific representation and warranty herein or which otherwise have not had a Material Adverse Effect.

(c)           The National Penn Financial Statements were prepared from the books and records of National Penn and the National Penn Subsidiaries, and such books and records have been are being maintained in all material respects in accordance with GAAP and any other legal and accounting requirements and reflect only actual transactions.

4.6           No Material Adverse Change.  Neither National Penn nor any National Penn Subsidiary has suffered any adverse change in their respective assets, business, financial condition or results of operations since December 31, 2013, which change has had a Material Adverse Effect.  Since December 31, 2013, National Penn and each National Penn Subsidiary has conducted its business only in the ordinary course of business consistent in all material respects with past practices.

4.7           Taxes.

(a)           National Penn and the National Penn Subsidiaries are members of the same affiliated group within the meaning of IRC Section 1504(a) of which National Penn is the common  National Penn has filed, and will file, all material federal, state and local tax returns required to be filed by, or with respect to, National Penn and the National Penn Subsidiaries on or prior to the Closing Date, except to the extent that any failure to file or any inaccuracies would not, individually or in the aggregate, have a Material Adverse Effect, and has paid or will pay, or made or will make, provisions for the payment of all federal, state and local taxes which are shown on such returns to be due for the periods covered thereby from National Penn or any National Penn Subsidiary to any applicable taxing authority, on or prior to the Closing Date, other than taxes which (i) are not delinquent or are being contested in good faith, (ii) have not been finally determined, or (iii) the failure to pay would not, individually or in the aggregate, have a Material Adverse Effect.  Such returns or reports are true, complete and correct in all material respects.  TF Financial and the TF Financial Subsidiaries have paid all taxes and other governmental charges including all applicable interest and penalties set forth in such returns or reports.

(b)           There are no liens on the assets of National Penn and the National Penn Subsidiaries relating to or attributable to any taxes (other than taxes not yet due and payable).  All federal, state and local taxes and other governmental charges payable by National Penn and the National Penn Subsidiaries have been paid or have been adequately accrued or reserved for on such entity’s books in accordance with GAAP and banking regulations applied on a consistent basis, except where failure to pay or accrue would not have a Material Adverse Effect.  Until the Effective Date, National Penn and the National Penn Subsidiaries shall continue to reserve sufficient funds for the payment of expected tax liabilities in accordance with GAAP and banking regulations applied on a consistent basis.

(c)           To the Knowledge of National Penn, there are no material disputes pending, or claims asserted in writing, for taxes or assessments upon National Penn or any National Penn Subsidiary, nor has National Penn or any National Penn Subsidiary been requested in writing to give any currently effective waivers extending the statutory period of limitation applicable to any federal, state, county or local income tax return for any period.

(d)           National Penn and the National Penn Subsidiaries have withheld and paid all taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, except where failure to withhold or to pay such withholding would not have a Material Adverse Effect.

4.8           Contracts.  Neither National Penn nor any National Penn Subsidiary is a party to or subject to: (i) any agreement which by its terms limits the payment of dividends by National Penn or any National Penn Subsidiary, or (ii) any contract, other than this Agreement, which restricts or prohibits it from engaging in any type of business permissible under applicable law.

4.9           Financing; Stock Consideration.  National Penn has as of the date hereof and will have as of the Closing sufficient available cash to pay the amounts required to be paid and will have duly reserved sufficient shares of National Penn Common Stock to be issued to TF Financial shareholders pursuant to this Agreement, upon consummation of the Merger.  The shares of National Penn Common Stock to be issued and delivered to TF Financial shareholders in accordance with this Agreement, when so issued and delivered, will be duly authorized and validly issued and fully paid and non-assessable, and no shareholder of National Penn shall have any pre-emptive right with respect thereto.

4.10           Legal Proceedings.  Neither National Penn nor any National Penn Subsidiary is a party to any, and there are no pending or, to the Knowledge of National Penn, threatened, legal, administrative, arbitration or other proceedings, claims, charges, grievances, actions, or governmental investigations or regulatory inquiries of any nature:

(a)           against National Penn or any National Penn Subsidiary;

(b)           to which the assets of National Penn or any National Penn Subsidiary are subject;

(c)           challenging the validity or propriety of any of the Contemplated Transactions; or

(d)           which could materially adversely affect the ability of National Penn or any other National Penn Subsidiary to perform their respective obligations under this Agreement;

except for any legal, administrative, arbitration or other proceedings, claims, charges, grievances, actions, governmental investigations, or regulatory inquiries referred to in clauses (a) or (b) which, individually or in the aggregate, would not have a Material Adverse Effect.

4.11           Compliance with Applicable Law.

(a)           National Penn and each National Penn Subsidiary hold all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses under, and have complied in all material respects with, applicable laws, statutes, orders, rules, regulations or ordinances of any Regulatory Authority relating to them, other than where such failure to hold or such noncompliance will neither result in a limitation in any material respect on the conduct of their respective businesses nor otherwise have a Material Adverse Effect.

(b)           National Penn and each National Penn Subsidiary have filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file with any Regulatory Authority, and have filed all other reports and statements required to be filed by them, including without limitation any report or statement required to be filed pursuant to the laws, rules or regulations of the United States, any state or any Regulatory Authority, and have paid all fees and assessments due and payable in connection therewith, except where the failure to file such report, registration or statement or to pay such fees and assessments, either individually or in the aggregate, would not have a Material Adverse Effect.

(c)           No Regulatory Authority has threatened or initiated any proceeding or, to the Knowledge of National Penn, any investigation into the businesses or operations of National Penn or any of its Subsidiaries, except where any such proceedings or investigations will not, individually or in the aggregate, have a Material Adverse Effect, or such proceedings or investigations have been terminated or otherwise resolved.

(d)           Neither National Penn nor any National Penn Subsidiary has received any notification or communication from any Regulatory Authority:

(i)           asserting that National Penn or any National Penn Subsidiary is not in substantial compliance with any of the laws, statutes, orders, rules, regulations or ordinances which such Regulatory Authority enforces, unless such assertion has been waived, withdrawn or otherwise resolved;

(ii)           threatening to revoke any license, franchise, permit or governmental authorization which is material to National Penn or any National Penn Subsidiary;

(iii)           requiring or threatening to require National Penn or any National Penn Subsidiary, or indicating that National Penn or any National Penn Subsidiary may be required, to enter into a cease and desist order, agreement or memorandum of understanding or any other agreement restricting or limiting, or purporting to restrict or limit, in any manner the operations of National Penn or any National Penn Subsidiary, including without limitation any restriction on the payment of dividends; or

(iv)           directing, restricting or limiting, or purporting to direct, restrict or limit, in any manner the operations of National Penn or any National Penn Subsidiary;

in each case except as heretofore disclosed to TF Financial.

(e)           Neither National Penn nor any National Penn Subsidiary has received, consented to, or entered into any Regulatory Agreement except as heretofore disclosed to TF Financial.

(f)           To the Knowledge of National Penn, there is no unresolved violation, criticism, or exception by any Regulatory Authority with respect to any Regulatory Agreement which if resolved in a manner adverse to National Penn or any National Penn Subsidiary would have a Material Adverse Effect.

(g)           There is no injunction, order, judgment or decree imposed upon National Penn or any National Penn Subsidiary or the assets of National Penn or any National Penn Subsidiary which has had, or, to the Knowledge of National Penn, would have, a Material Adverse Effect.

(h)           National Penn knows of no reason on the part of National Penn or any National Penn Subsidiary why the requisite approvals of the Regulatory Authorities necessary to consummate the Contemplated Transactions should not be obtained in a timely manner.

4.12           ERISA.

(a)           National Penn has delivered or otherwise made available to TF Financial true and complete copies of any employee pension benefit plans within the meaning of ERISA Section 3(2), profit sharing plans, stock purchase plans, deferred compensation and supplemental income plans, supplemental executive retirement plans, incentive compensation plans, group insurance plans, and all other employee welfare benefit plans within the meaning of ERISA Section 3(1) (including vacation pay, sick leave, short-term disability, long-term disability, and medical plans) and all other employee benefit plans, policies, agreements and arrangements currently sponsored, maintained or contributed to, or required to be contributed to, for the benefit of the employees or former employees (including retired employees) and any beneficiaries thereof or directors or former directors of National Penn or any other entity (an “National Penn ERISA Affiliate”) that, together with National Penn, is treated as a single employer under IRC Sections 414(b),(c),(m) or (o) (collectively, the “National Penn Benefit Plans”), together with:

(i)           the most recent actuarial (if any) and financial reports relating to those National Penn Benefit Plans which constitute “qualified plans” under IRC Section 401(a);

(ii)           the most recent Form 5500 (if any) relating to such National Penn Benefit Plans filed by them, respectively, with the IRS; and

(iii)           the most recent IRS determination letters which pertain to any such National Penn Benefit Plans.

(b)           Neither National Penn nor any National Penn ERISA Affiliate, and no pension plan (within the meaning of ERISA Section 3(2)) maintained or contributed to by National Penn or any National Penn ERISA Affiliate, has incurred any liability to the PBGC or to the IRS with respect to any pension plan qualified under IRC Section 401(a), except liabilities to the PBGC pursuant to ERISA Section 4007, all of which have been fully paid, nor has any reportable event under ERISA Section 4043(b) (with respect to which the 30 day notice requirement has not been waived) occurred with respect to any such pension plan.

(c)           Neither National Penn nor any National Penn ERISA Affiliate has ever contributed to or otherwise incurred any liability with respect to a multi-employer plan (within the meaning of ERISA Section 3(37)).

(d)           Since January 1, 2011, each National Penn Benefit Plan has been maintained, operated and administered in compliance in all material respects with its terms and related documents or agreements and the applicable provisions of all laws, including ERISA and the IRC.

(e)           There is no existing, or, to the Knowledge of National Penn, contemplated, audit of any National Penn Benefit Plan by the IRS, the U.S. Department of Labor, the PBGC or any other governmental authority.  In addition, there are no pending or threatened claims by, on behalf of or with respect to any National Penn Benefit Plan, or by or on behalf of any individual participant or beneficiary of any National Penn Benefit Plan, alleging any violation of ERISA or any other applicable laws, or claiming benefits (other than claims for benefits not in dispute and expected to be granted promptly in the ordinary course of business), nor to the Knowledge of National Penn, is there any basis for such claim.

(f)           Since January 1, 2011, all required contributions to, and premium payments on account of, each National Penn Benefit Plan have been made on a timely basis.

(g)           Except as required under Section 601 et seq. of ERISA, no National Penn Benefit Plan provides benefits or coverage in the nature of health, life or disability insurance following retirement or other termination of employment.

(h)           With respect to any services which National Penn or any National Penn Subsidiary may provide as a record-keeper, administrator, custodian, fiduciary, trustee or otherwise for any plan, program, or arrangement subject to ERISA (other than any National Penn Benefit Plan), National Penn and each National Penn Subsidiary:

(i)           have correctly computed all contributions, payments or other amounts for which it is responsible;

(ii)           have not engaged in any prohibited transactions (as defined in ERISA Section 406 for which an exemption does not exist);

(iii)           since January 1, 2011, have not breached any duty imposed by ERISA: and

(iv)           since January 1, 2011, have not otherwise incurred any liability to the IRS, the Department of Labor, the Pension Benefit Guaranty Corporation, or to any beneficiary, fiduciary or sponsor of any ERISA plan in the performance (or non-performance) of services;

except where any such action or inaction would not have a Material Adverse Effect.

(i)           None of the execution and delivery of this Agreement or the transactions contemplated by this Agreement (alone or in conjunction with any other event, including any termination of employment on or following the Effective Time) will (i) entitle any current or former employee or director of National Penn or any National Penn Subsidiary to any compensation or benefit, (ii) accelerate the time of payment or vesting, or trigger any payment or funding, of any compensation or benefit or trigger any other material obligation under any National Penn Benefit Plan or (iii) result in any breach or violation of, or default under, or limit National Penn’s right to amend, modify or terminate, any National Penn Benefit Plan.

(j)           Each “nonqualified deferred compensation plan” (as defined in IRC Section 409A(d)(1) and applicable regulations) with respect to any service provider to National Penn or a National Penn Subsidiary (i) complies and has been operated in all material respects in compliance with the requirements of IRC Section 409A and regulations promulgated thereunder, or (ii) is exempt from compliance under the “grandfather” provisions of IRS Notice 2005-1 and applicable regulations and has not been “materially modified” (within the meaning of IRS Notice

2005-1 and Treasury Regulations §1.409A-6(a)(4)) subsequent to October 3, 2004. No current or former employee or director of National Penn or a National Penn Subsidiary is entitled to receive any gross-up or additional payment by reason of the tax required by Section 409A of the IRC being imposed on such person.

4.13           Brokers and Finders.  Neither National Penn, any National Penn Subsidiary, nor any of their respective officers, directors, employees, independent contractors or agents, has employed any broker, finder, investment banker or financial advisor, or incurred any liability for any fees or commissions to any such Person, in connection with the Contemplated Transactions, except for Sandler O’Neill & Partners, L.P. (the “National Penn Financial Advisor”) whose engagement letter with National Penn is included in Section 4.13 of the National Penn Disclosure Schedule.

4.14           Environmental Matters.

(a)           To the Knowledge of National Penn, neither National Penn, any National Penn Subsidiary, nor any property owned or operated by National Penn or any National Penn Subsidiary, has been or is in violation of or liable under any Environmental Law, except for such violations or liabilities that, individually or in the aggregate, would not have a Material Adverse Effect.  There are no actions, suits or proceedings, or demands, claims or notices, including without limitation notices, demand letters or requests for information from any Regulatory Authority, instituted or pending, or to the Knowledge of National Penn, threatened, or any investigation pending, relating to the liability of National Penn or any National Penn Subsidiary with respect to any property owned or operated by National Penn or any National Penn Subsidiary under any Environmental Law, except as to any such actions or other matters which would not result in a Material Adverse Effect.

(b)           To the Knowledge of National Penn no property, now or formerly owned or operated by National Penn or any National Penn Subsidiary or on which National Penn or any National Penn Subsidiary holds or held a mortgage or other security interest or has foreclosed or taken a deed in lieu of foreclosure, has been listed or proposed for listing on the NPL under CERCLA, is listed on the CERCLIS, or is listed or proposed to be listed on any state list similar to the NPL or the CERCLIS, or is the subject of federal, state or local enforcement actions or other investigations which may lead to claims against National Penn or any National Penn Subsidiary for response costs, remedial work, investigation, damage to natural resources or for personal injury or property damage, including, but not limited to, claims under CERCLA, which would have a Material Adverse Effect.

4.15           CRA Compliance.  National Penn and National Penn Bank are in material compliance with the applicable provisions of the CRA, and, as of the date hereof, National Penn Bank has received a CRA rating of “satisfactory” or better from the OCC.  To the Knowledge of National Penn, there is no fact or circumstance or set of facts or circumstances which would cause National Penn Bank to fail to comply with such provisions in a manner which would have a Material Adverse Effect.

4.16           Allowance for Loan Losses.  The allowance for loan losses shown, and to be shown, on the balance sheets contained in the National Penn Financial Statements have been, and will be, established in accordance with GAAP and all applicable regulatory criteria.

4.17           Information to be Supplied.

(a)           The information supplied by National Penn for inclusion in the Registration Statement (including the Prospectus/Proxy Statement) will not, as of the date the Registration Statement is declared effective pursuant to the Securities Act, and as of the date the Prospectus/Proxy Statement is mailed to shareholders of TF Financial, and up to and including the date of the TF Financial Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances in which they were made, not misleading.

(b)           The information supplied by National Penn for inclusion in the Applications will, at the time each such document is filed with any Regulatory Authority and up to and including the dates of any required regulatory approvals or consents, as such Applications may be amended by subsequent filings, be accurate in all material respects.

4.18           Loans.  All Loans reflected as assets in the National Penn Financial Statements are evidenced by notes, agreements or other evidences of indebtedness which are true, genuine and correct, and to the extent secured, are secured by valid liens and security interests which have been perfected, excluding Loans, individually or in the aggregate, as to which the failure to satisfy the foregoing standards would not have a Material Adverse Effect.

4.19           Reorganization.  As of the date hereof, National Penn does not have any reason to believe that the Merger will fail to qualify as a reorganization under Section 368(a) of the IRC.

4.20           Securities Documents.  National Penn has delivered or otherwise made available to TF Financial copies of:

(a)           National Penn’s annual reports on SEC Form 10-K for the years ended December 31, 2013 and 2012;

(b)           National Penn’s quarterly report on SEC Form 10-Q for the quarter ended March 31, 2014;

(c)           All other reports, Registration Statements and filings of National Penn filed with the SEC since January 1, 2014; and

(d)           National Penn’s proxy materials used in connection with its meetings of shareholders held in 2014 and 2013.

Such reports and proxy materials complied, in all material respects, and any future SEC reports, filings, and proxy materials will comply, in all material respects, with the rules and regulations of the SEC to the extent applicable thereto.  All such SEC reports, filings and proxy materials did not and will not, at the time of their filing, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading.  There are no outstanding comments from or unresolved issues raised by the SEC or its staff with respect to any materials filed by National Penn with the SEC.

4.21           “Well Capitalized”.  National Penn and National Penn Bank are “well capitalized” within the meaning of the FRB’s and OCC’s regulations, respectively.

4.22           Sarbanes-Oxley Act Compliance.

(a)           Each of the principal executive officer and the principal financial officer of National Penn has made all certifications required under the Sarbanes-Oxley Act with respect to National Penn’s SEC reports, and National Penn has made available to National Penn a summary of any disclosure made by National Penn’s management to National Penn’s auditors and audit committee referred to in such certifications.  For purposes of the preceding sentence, “principal executive officer” and “principal financial officer” shall have the meanings ascribed to such terms in the Sarbanes-Oxley Act.

(b)           National Penn has (i) designed disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) to ensure that material information relating to National Penn, including its consolidated Subsidiaries, is made known to its principal executive officer and principal financial officer; (ii) designed internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP; (iii) evaluated the effectiveness of National Penn’s disclosure controls and procedures and, to the extent required by applicable law, presented in any applicable National Penn SEC reports that is a report on Form 10-K or Form 10-Q or any amendment thereto its conclusions about the effectiveness of the disclosure controls and procedures as of the end of the period covered by such report or amendment based on such evaluation; and (iv) to the extent required by applicable law, disclosed in such report or amendment any change in National Penn’s internal control over financial reporting that occurred during the period covered by such report or amendment that has materially affected, or is reasonably likely to materially affect, National Penn’s internal control over financial reporting.

(c)           To the Knowledge of National Penn:  (i) National Penn does not have any significant deficiencies or material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect National Penn’s ability to record, process, summarize and report financial information, and (ii) no fraud, whether or not material, that involves management or other employees who have a significant role in National Penn’s internal control over financial reporting, has occurred since January 1, 2014.

(d)           Since January 1, 2011, except as disclosed in Section 4.22(d) of the National Penn Disclosure Schedule, National Penn has been in compliance in all material respects with the applicable requirements of the Sarbanes-Oxley Act in effect from time to time.  Section 4.22(d) of the National Penn Disclosure Schedule sets forth, as of the date hereof, a schedule of all officers and directors of National Penn who may have outstanding Loans from

National Penn, and there has been no default on, or forgiveness or waiver of, in whole or in part, any such loan during the two years immediately preceding the date hereof.

4.23           Quality of Representations.   No representation or warranty of National Penn in this Agreement and no statement in the National Penn Disclosure Schedule omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading.  No notice given pursuant to Section 5.6 will contain any untrue statement or omit to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading.

ARTICLE 5
COVENANTS OF THE PARTIES

5.1           Conduct of TF Financial’s Business.  Through the Closing Date, TF Financial shall, and shall cause each TF Financial Subsidiary to, in all material respects, conduct its businesses and engage in transactions only in the ordinary course and consistent with past practice, except as otherwise required or contemplated by this Agreement or with the written consent of National Penn.  TF Financial shall, and shall cause each TF Financial Subsidiary to, use its reasonable good faith efforts to preserve its business organization intact; maintain good relationships with employees, independent contractors and consultants; and preserve the good will of customers of TF Financial or the TF Financial Subsidiaries and others with whom business relationships exist; provided, however, that neither TF Financial nor any TF Financial Subsidiary may hire new employees unless such position is within TF Financial’s previously approved staffing levels and the base salaries for such employees do not exceed $100,000 individually or $375,000 in the aggregate.  Through the Closing Date, except as otherwise consented to in writing by National Penn (such consent shall not be unreasonably withheld) or as permitted by this Agreement, TF Financial shall not, and shall not permit any TF Financial Subsidiary to:

(a)           change any provision of its articles of incorporation or of its bylaws;

(b)           change the number of authorized or issued shares of its capital stock; repurchase any shares of capital stock; or issue or grant any option, warrant, call, commitment, subscription, right or agreement of any character relating to its authorized or issued capital stock or any securities convertible into shares of capital stock; declare, set aside or pay any dividend or other distribution in respect of capital stock; or redeem or otherwise acquire any shares of TF Financial capital stock; except that:

(i)           TF Financial may issue shares of TF Financial Common Stock upon the valid exercise of any TF Financial Options issued and outstanding on the date hereof;

(ii)           any Subsidiary of TF Financial may pay dividends to TF Financial to the extent permitted by applicable regulatory restrictions; and

(iii)           TF Financial may pay regular quarterly cash dividends on the TF Financial Common Stock at a rate not in excess of the regular quarterly cash dividend ($0.12 per share) declared prior to the date of this Agreement on the TF Financial Common Stock, provided that after the date of this Agreement TF Financial shall coordinate the declaration of any dividends in respect of the TF Financial Common Stock and the record dates and payment dates relating thereto with National Penn’s declaration of regular quarterly dividends on the National Penn Common Stock and the record dates and payment dates relating thereto, it being the intention of TF Financial and National Penn that holders of TF Financial Common Stock shall not receive two dividends, or fail to receive one dividend, for any quarter with respect to their shares of TF Financial Common Stock and any shares of National Penn Common Stock any such holders receive in exchange therefor as a result of the Merger;

(c)           grant any severance or termination pay or benefits, other than pursuant to policies, practices or agreements of TF Financial or any TF Financial Subsidiary in effect on the date hereof, to, or enter into or amend any offer, employment, consulting, severance, “change-in-control” or termination contract, retention agreement, contract or other arrangement with, any officer, director, employee, independent contractor, consultant, agent or other Person associated with TF Financial or any TF Financial Subsidiary;

(d)           grant job promotions or increase the rate of base pay, incentive or other compensation or benefits of, or pay any bonus to, any director, officer, employee, independent contractor or consultant of TF Financial or any TF Financial Subsidiary, except for:

(i)           routine periodic pay increases, selective merit pay increases and pay-raises in connection with promotions, all in accordance with past practice; provided, however, that such pay increases and raises shall not exceed three percent (3.0%) per increase or raise, and shall not exceed $25,000 in the aggregate; and

(ii)           annual bonuses that have been accrued on the most recent balance sheet included in the TF Financial Statements prior to the date of such payment and payable in the ordinary course and consistent with past practice, to persons designated by TF Financial and approved by National Penn in the amounts, at the times and as otherwise set forth in Section 5.1(d)(ii) of the TF Financial Disclosure Schedule;

(e)           make any acquisition of all or any substantial portion of the business or assets of any other Person, firm, association, corporation or business organization; enter into a purchase and assumption transaction with respect to deposits, Loans or liabilities; sell or buy whole loans and participation interests; relocate or surrender its certificate of authority to maintain, or file an application for the relocation of, any existing office; file an application for a certificate of authority to establish a new office; change the status of any office as to its supervisory jurisdiction; or fail to maintain and enforce in any material respect its code of ethics and applicable compliance procedures;

(f)           sell or otherwise dispose of any material asset, other than in the ordinary course of business consistent with past practice; subject any asset to a lien, pledge, security interest or other encumbrance, other than in the ordinary course of business consistent with past practice; modify in any material manner the manner in which it has heretofore conducted its business or enter into any new line of business; incur any indebtedness for borrowed money, except in the ordinary course of business consistent with past practice;

(g)           take any action which would result in any of the conditions set forth in Article 6 hereof not being satisfied;

(h)           take any action that would preclude the Merger from qualifying as a reorganization within the meaning of Section 368 of the IRC;

(i)           change any method, practice or principle of accounting, except as required by changes in GAAP concurred in by its independent certified public accountants; or change any assumption underlying, or any method of calculation of, depreciation of any type of asset or establishment of any reserve;

(j)           change its independent registered accounting firm or auditors;

(k)           waive, release, grant or transfer any rights of material value or modify or change in any material respect any existing material agreement to which it is a party, other than in the ordinary course of business consistent with past practice;

(l)           implement any pension, retirement, profit-sharing, bonus, incentive compensation, welfare benefit or similar plan, policy, practice, agreement or arrangement that was not in effect on the date of this Agreement, or amend any existing plan or arrangement except as required by law;

(m)           take any action that would impair, prevent, hinder, or alter the ability of 3rd Fed Bank to pay cash dividends, in compliance with applicable federal regulations, and without the need for prior regulatory approval other than the requirement to give prior notice to the FRB;

(n)           amend or otherwise modify its underwriting and other lending guidelines and policies in effect as of the date hereof or otherwise fail to conduct its lending activities in the ordinary course of business consistent with past practice, other than as required by law, regulation or Regulatory Authorities;

(o)           enter into, renew, extend or modify any other transaction with any Affiliate, other than deposit and loan transactions in the ordinary course of business and which are in compliance with the requirements of applicable laws and regulations;

(p)           make any loan commitments of $2,500,000 or more;

(q)           enter into any interest rate swap, floor or cap or similar commitment, agreement or arrangement;

(r)           take any action that would give rise to a right of payment or guarantee continued employment to any individual under any employment agreement, contract, arrangement or other instrument, except (i) in the ordinary course of business consistent with past practice, and (ii) for the execution of this Agreement and consummation of the Contemplated Transactions;

(s)           purchase any security for its investment portfolio (i) rated less than required by TF Financial’s policies regarding its security investments as in effect on the date hereof, or (ii) with a remaining maturity, or average maturity in the case of mortgage-backed or similar securities, of more than five (5) years;

(t)           make any individual capital expenditure of $25,000 or more; or undertake or enter into any lease, contract or other commitment for its account, other than in the ordinary course of business, involving an unbudgeted capital expenditure by TF Financial of more than $25,000, or extending beyond twelve (12) months from the date hereof; or

(u)           agree to do any of the foregoing.

5.2           Access; Confidentiality.

(a)           Through the Closing Date, each party hereto shall afford to the other, including its authorized agents and representatives, reasonable access to its and its Subsidiaries’ businesses, properties, assets, books and records and personnel, at reasonable hours and after reasonable notice; and the officers of each party shall furnish the other party making such investigation, including its authorized agents and representatives, with such financial and operating data and other information with respect to such businesses, properties, assets, books and records and personnel as the party making such investigation, or its authorized agents and representatives, shall from time to time reasonably request.

(b)           Each party hereto agrees that it, and its authorized agents and representatives, will conduct such investigation and discussions hereunder in a confidential manner and otherwise in a manner so as not to interfere unreasonably with the other party’s normal operations and customer and employee relationships.  Neither TF Financial, National Penn, nor any of their respective Subsidiaries, shall be required to provide access to or disclose information where such access or disclosure would violate or prejudice the rights of customers, jeopardize attorney-client privilege or similar privilege with respect to such information or contravene any law, rule, regulation, decree, order, fiduciary duty or confidentiality agreement entered into prior to the date hereof.

(c)           All information furnished to National Penn or TF Financial by the other in connection with the Contemplated Transactions, whether prior to the date of this Agreement or subsequent hereto, shall be held in confidence to the extent required by, and in accordance with, the Confidentiality Agreement.

5.3           Regulatory Matters.  Through the Closing Date:

(a)           National Penn and TF Financial shall cooperate with one another in the preparation of the Registration Statement (including the Prospectus/Proxy Statement) and all Applications and the making of all filings for, and shall use their reasonable best efforts to obtain, as promptly as practicable, all necessary permits, consents, approvals, waivers and authorizations of all Regulatory Authorities necessary or advisable to consummate the Contemplated Transactions.  National Penn and TF Financial shall each give the other reasonable time to review any Application to be filed by it prior to the filing of such Application with the relevant Regulatory Authority, and each shall consult the other with respect to the substance and status of such filings.

(b)           TF Financial and National Penn shall each promptly furnish the other with copies of written communications to, or received by them from, any Regulatory Authority in respect of the Contemplated Transactions.

(c)           TF Financial and National Penn shall cooperate with each other in the foregoing matters and shall furnish the other with all information concerning itself as may be necessary or advisable in connection with any Application or filing, including any report filed with the SEC, made by or on behalf of such party to or with any Regulatory Authority in connection with the Contemplated Transactions, and in each such case, such information shall be accurate and complete in all material respects.  In connection therewith, TF Financial and National Penn shall use their reasonable good faith efforts to provide each other certificates, certifications from accountants and other documents reasonably requested by the other.

5.4           Taking of Necessary Actions.  Through the Closing Date, in addition to the specific agreements contained herein, each party hereto shall use reasonable best efforts to take, or cause to be taken by each of its Subsidiaries, all actions, and to do, or cause to be done by each of its Subsidiaries, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the Contemplated Transactions including, if necessary, appealing any adverse ruling in respect of any Application.

5.5           No Solicitation.  TF Financial shall not, nor shall it authorize or permit any of its officers, directors or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by it to:

(a)           initiate, solicit, encourage (including by way of furnishing information), or take any other action to facilitate, any inquiries or the making of any proposal which constitutes any Acquisition Proposal (as defined herein);

(b)           enter into or maintain or continue discussions or negotiate with any Person in furtherance of an Acquisition Proposal; or

(c)           agree to or endorse any Acquisition Proposal.

TF Financial shall notify National Penn immediately and in no event later than within two (2) Business Days of receipt, in reasonable detail, as to any inquiries and proposals which it or any of its representatives or agents may receive of any Acquisition Proposal, any request for non-public information that could reasonably be expected to lead to an Acquisition Proposal, or any inquiry with respect to or that could reasonably be expected to lead to an Acquisition Proposal, including, in each case, the identity of the person making such Acquisition Proposal, request or inquiry, and the terms and conditions thereof, and shall provide to National Penn any written materials received by TF Financial or any of its Subsidiaries in connection therewith, unless (X) such materials constitute confidential information of the party making such offer or proposal under an effective confidentiality agreement, (Y) disclosure of such materials jeopardizes the attorney-client privilege or (Z) disclosure of such materials contravenes any law, rule, regulation, order, judgment or decree. TF Financial will keep National Penn informed of any developments with respect to any such Acquisition Proposal, request or inquiry immediately and in no event later than within two (2) Business Days upon the occurrence thereof; provided, however, that notwithstanding anything to the contrary contained in this Agreement:

(i)           TF Financial may furnish or cause to be furnished confidential and non-public information concerning TF Financial and its businesses, properties or assets to, and may engage in discussions or negotiations, with a third party in response to an Acquisition Proposal submitted by such third party;

(ii)           following receipt of such Acquisition Proposal, TF Financial may take and disclose to its shareholders a position with respect to such Acquisition Proposal;

but, in respect of the foregoing clauses (i) through (ii), only if (A) the Board of Directors of TF Financial shall conclude in good faith after consultation with its legal and financial advisors, that failure to do so would result in a breach by such directors of their fiduciary duties to TF Financial’s shareholders; (B) the Acquisition Proposal constitutes or the Board of Directors of TF Financial determines it is reasonably expected to result in a Superior Proposal; (C) TF Financial has not breached any of the covenants set forth in this Section 5.5; and (D) TF Financial has entered into a confidentiality agreement on terms no more favorable to such third party than the Confidentiality Agreement.

As used herein, the term “Acquisition Proposal” means a bona fide proposal (including a written communication that is or becomes the subject of public disclosure) for: (a) any merger, consolidation or acquisition involving all or substantially all the assets or liabilities of TF Financial, any TF Financial Subsidiary, or any other business combination involving TF Financial or any TF Financial Subsidiary; (b) any tender offer or exchange offer that, if consummated, would result in any third party or group beneficially owning twenty percent (20%) or more of any class of equity securities of TF Financial or any of its Subsidiaries; or (c) a transaction involving the transfer of beneficial ownership of securities representing, or the right to acquire beneficial ownership or to vote securities representing, 20% or more of the then outstanding shares of TF Financial Common Stock or the then outstanding shares of common stock of any TF Financial Subsidiary.

5.6           Update of Disclosure Schedules.  Through the Closing Date, TF Financial shall update the TF Financial Disclosure Schedule, and National Penn shall update the National Penn Disclosure Schedule, as promptly as practicable after the occurrence of any event which, if such event had occurred prior to the date hereof, would have been disclosed on such schedule.

5.7           Takeover Laws. No party will take any action that would cause the transactions contemplated by this Agreement, to be subject to requirements imposed by any Takeover Laws and each of them will take all necessary steps within its control to exempt (or ensure the continued exemption of) those transactions from, or if necessary challenge the validity or applicability of, any applicable Takeover Law, as now or hereafter in effect.

5.8           Shareholder Litigation. TF Financial shall give National Penn the opportunity to participate at its own expense in the defense or settlement of any shareholder litigation against TF Financial and/or its directors or Affiliates relating to the transactions contemplated by this

Agreement, and no such settlement shall be agreed to without National Penn’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed).

5.9           Advice of Changes.  TF Financial shall promptly advise National Penn of any change or event which, individually or in the aggregate with other such changes or events, has or would reasonably be expected to have a Material Adverse Effect on it or which it believes would or would be reasonably likely to cause or constitute a material breach of any of its representations, warranties or covenants contained herein, provided, however, that any noncompliance with the foregoing shall not constitute the failure to be satisfied of a condition set forth in Article 6 or give rise to any right of termination under Article 7 unless the underlying breach shall independently constitute such a failure or give rise to such a right.

5.10           ISRA.  TF Financial, at its sole cost and expense, shall use commercially reasonable efforts to obtain, prior to the Effective Time, either (i) a written opinion from its counsel (based upon an affidavit from TF Financial that is approved by National Penn) that the transactions contemplated by, or the properties subject to, this Agreement are not subject to the requirements of ISRA, or (ii) a Remediation Certification (in form and substance satisfactory to National Penn) prepared by a New Jersey Licensed Site Remediation Professional (“LSRP”) pursuant to ISRA authorizing the consummation of the transactions contemplated by this Agreement prior to the issuance of any “Negative Declaration,” “Response Action Outcome” or approval of any “Remedial Action Workplan,” as such terms are defined under ISRA and SRRA, or (iii) an approval of a Remedial Action Workplan (in form and substance satisfactory to National Penn), or (iv) issuance of a Negative Declaration, waiver or other approval by the NJDEP pursuant to N.J.A.C. 13:1K-11.2 through 11.8 with respect to each property in New Jersey that TF Financial or any of its Subsidiaries owns or operates, in each case to the extent that such property renders the provisions of ISRA applicable to the transactions contemplated by this Agreement.  TF Financial will obtain and maintain a “Remediation Funding Source,” as such term is defined under BCSRA, or other financial assurance in form and amount approvable by the LSRP and the NJDEP as required in furtherance of TF Financial’s obligations under this Section 5.10.

5.11           Dividends. After the date of this Agreement, each of National Penn and TF Financial shall coordinate with the other the payment of dividends with respect to National Penn Common Stock and TF Financial Common Stock and the record dates and payment dates relating thereto, it being the intention of the parties hereto that holders of National Penn Common Stock and TF Financial Common Stock shall not receive two dividends, or fail to receive one dividend, for any single calendar quarter with respect to their shares of National Penn Common Stock and/or TF Financial Common Stock or any shares of National Penn Common Stock that any such holder receives in exchange for such shares of TF Financial Common Stock in the Merger.

5.12           TF Financial Benefit Plans.

(a)           ESOP.  As soon as practicable and in no event later than five (5) Business Days before Closing, 3rd Fed Bank shall adopt an amendment to the ESOP (the “ESOP Amendment”) consistent with the ESOP plan document at Section 8.2(c) as in effect as of the date of this Agreement providing that, upon the Closing and subject to the consummation of the

Merger, (i) the ESOP shall be terminated as of the Closing Date, (ii) no new participants shall be admitted to the ESOP after the Closing, (iii) all ESOP participants’ accounts shall be fully vested and 100% non-forfeitable on and after the Closing, and (iv) to the extent feasible, but in no case prior to the Determination Date, the Trustee of the ESOP shall sell prior to the Effective Time a number of shares of TF Financial Common Stock held in the ESOP suspense account to the extent necessary to obtain cash proceeds at least equal to the remaining ESOP indebtedness, and to the extent that such per share sale price for such ESOP shares is less than the per share Cash Consideration for such shares, then TF Financial shall make an additional cash contribution to the ESOP so that the ESOP Trust shall not receive less than the per share Cash Consideration for such shares sold prior to the Effective Time; (v) in the event the cash sales proceeds from the TF Financial Common Stock in the ESOP suspense account are less than the then outstanding ESOP indebtedness, TF Financial or 3rd Fed Bank shall make an additional cash contribution to the ESOP so that the suspense account has sufficient cash to repay the then outstanding ESOP indebtedness; (vi) the ESOP Trustee shall use the cash proceeds from the sale of such TF Financial Common Stock and any cash contribution required by clause (v) above to repay in full all outstanding ESOP indebtedness, and (vii) the ESOP shall be terminated in accordance with Section 8.2(c) of the ESOP plan document as in effect as of the date of the Agreement, including that all employer contributions, dividends on company stock and earnings on participant account assets paid to the ESOP Trust or earned by the ESOP Trust since the most recent valuation date shall be allocated to the accounts of all ESOP participants as of the date of termination of the ESOP as if it were the next valuation date in accordance with the provisions of the ESOP; and all assets realized by the ESOP Trust with respect to any company stock remaining as collateral on any acquisitions loans which shall be exchanged in the Merger after repayment of all exempt loans shall have been made shall be allocated as ESOP Trust earnings to the accounts of all participants pro rata based on the total value of assets allocated to each participant’s account as a percentage of the total value of all assets allocated to all participant accounts held in the ESOP Trust as of the date of termination of the ESOP.   3rd Fed Bank shall continue to accrue and make contributions to the ESOP for the plan year ending as of the date of termination of the ESOP in accordance with the share acquisition loan amortization schedule in effect as of the date of this Agreement, including a pro rata contribution for any partial contribution period ending as of the termination date of the ESOP to the extent necessary for the ESOP Trustee to meets its obligations under the loan amortization schedule.

(b)           401(k) Plan.  The 3rd Fed Bank board of directors shall adopt a resolution providing that the 3rd Fed Bank 401(k) Plan (the “401(k) Plan”) shall be terminated immediately prior to the Effective Time, subject to the consummation of the Merger. TF Financial shall continue to accrue and make contributions on behalf of each participant in the 401(k) Plan in the ordinary course of business, consistent with past practice.  As soon as administratively practicable following the termination of the 401(k) Plan, the account balances of all participants and beneficiaries in the 401(k) Plan shall be either distributed to participants and beneficiaries or transferred to an eligible tax-qualified retirement plan or individual retirement account as a participant or beneficiary may direct in accordance with the terms of the plan and the requirements of the IRC and ERISA.

(c)           The 3rd Fed Bank board of directors shall adopt a resolution providing that the Pension Plan shall be frozen such that (i) no additional participants will enter the Pension Plan after the freeze date; (ii) no additional years of credited service for benefit accrual purposes will be earned after the freeze date under the Pension Plan; and (iii) compensation earned by participants after the freeze date will not be taken into account under the Pension Plan. TF Financial shall take all necessary steps prior to the Closing Date to freeze the Pension Plan in accordance with ERISA and the Pension Plan, including providing participants all required notices.

(d)            TF Financial shall continue to accrue and make payments under the TF Financial annual incentive compensation plan in the ordinary course of business, consistent with past practice.

(e)           Prior to and as of the Effective Time, TF Financial shall continue to make payments to employees which become earned and payable under any employment or change in control severance agreement or severance policy of TF Financial or 3rd Fed Bank existing as of the date of this Agreement in accordance with the terms of such agreement or policy.  TF Financial and 3rd Fed Bank employees that terminate employment on or before the Effective Time shall be paid for any accrued but unused vacation time, paid time off and personal days at the employee's then-current rate of pay to the extent such amounts were accrued prior to the date of such payment and payable in the ordinary course and consistent with past practice. Section 5.12(e) of the TF Financial Disclosure Schedule sets forth all amounts due and payable as a result of the Merger and the Contemplated Transactions under the Change in Control Severance Agreement dated January 1, 2009, as amended December 31, 2013, between 3rd Fed Bank and Kent Lufkin.

5.13           Section 16 Matters. Prior to the Effective Time, TF Financial and National Penn shall take all such steps as may be required or appropriate to cause the Contemplated Transactions,  and any other dispositions of equity securities of TF Financial (including derivative securities) or acquisitions of equity securities of National Penn in connection with the consummation of the Contemplated Transactions, by each director or officer of TF Financial who becomes subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to National Penn to be exempt under Rule 16b-3 promulgated under the Exchange Act. TF Financial shall promptly furnish National Penn with all requisite information necessary for National Penn to take the actions contemplated by this Section 5.13, which information shall be accurate in all material respects.

5.14           Other Undertakings by National Penn and TF Financial.

(a)           Undertakings of TF Financial.

(i)           Shareholder Approval.  TF Financial shall call a special TF Financial Shareholders Meeting to be held as soon as practicable after the Registration Statement is declared effective by the SEC, for purposes of voting upon the adoption of this Agreement and the approval of the transactions contemplated hereby.  TF Financial shall use reasonable best efforts to solicit and obtain the votes of the TF Financial shareholders in favor of the adoption of this Agreement and the approval of the transactions contemplated hereby.  The Board of Directors of TF Financial shall recommend approval of such transactions by such shareholders and TF Financial shall include such recommendation in the Prospectus/Proxy Statement.  In connection with the TF Financial Shareholders Meeting, National Penn and TF Financial shall cooperate in the preparation of the Prospectus/Proxy Statement and, with the approval of each of National Penn and TF Financial (which approvals will not be unreasonably withheld), TF Financial shall mail the Prospectus/Proxy Statement to the TF Financial shareholders as promptly as practicable after the Registration Statement is declared effective by the SEC.

(ii)           Notwithstanding anything in this Agreement to the contrary, at any time prior to the Effective Time, TF Financial’s Board of Directors may, if it concludes in good faith (after consultation with its outside financial and legal advisors) that the failure to do so would cause it to violate its fiduciary duties under applicable law, withdraw, modify or change its recommendation that the shareholders of TF Financial approve this Agreement in a manner adverse to National Penn (a “Change of Recommendation”); provided that prior to any such Change of Recommendation, TF Financial shall have complied in all material respects with Section 5.5, given National Penn written notice promptly (and in any event within twenty-four (24) hours) advising it of the decision of TF Financial’s Board of Directors to take such action and, in the event the decision relates to an Acquisition Proposal, given National Penn the material terms and conditions of the Acquisition Proposal, including the identity of the person making any such Acquisition Proposal or inquiry and the material terms of such Acquisition Proposal or inquiry; and provided, further, that in the event the decision relates to an Acquisition Proposal: (i) TF Financial shall have given National Penn three (3) Business Days after delivery of such notice to propose revisions to the terms of this Agreement (or make another proposal) and if National Penn proposes to revise the terms of this Agreement, TF Financial shall have negotiated, and shall have caused its financial and legal advisors to negotiate, in good faith with National Penn with respect to such proposed revisions or other proposal; and (ii) TF Financial’s Board of Directors shall have determined in good faith, after considering the results of such negotiations and giving effect to any proposals, amendments or modifications made or agreed to by National Penn, if any, that such Acquisition Proposal constitutes a Superior Proposal. In the event TF Financial’s Board of Directors does not make the determination that such Acquisition Proposal constitutes a Superior Proposal and thereafter determines not to withdraw, modify or change its recommendation that the shareholders of TF Financial approve this Agreement in connection with a new Acquisition Proposal, the procedures referred to above shall apply anew and shall also apply to any subsequent withdrawal, amendment or change. In the event of any material revisions to the Acquisition Proposal that result in terms that are less favorable to TF Financial, then TF Financial shall be required to deliver a new written notice to National Penn and to again comply with the requirements of this Section 5.14(a) with respect to such new written notice, except that the three (3) Business Day period referred to above shall be reduced to two (2) Business Days. In addition to the foregoing, TF Financial shall not submit to the vote of its shareholders any Acquisition Proposal other than the Merger.

(iii)           3rd Fed Bank Dividend.  TF Financial shall cause 3rd Fed Bank (A) to seek approval as soon as practicable after the date hereof from the relevant Regulatory Authority to dividend the maximum amount allowable under applicable law or regulatory policy to TF Financial in connection with the Contemplated Transactions, and (B) to pay a dividend of such maximum amount to TF Financial upon National Penn’s written request at any time following 3rd Fed Bank’s receipt of the approval contemplated by clause (A) above and the satisfaction of all of the conditions precedent set forth in Article 6.

(b)           Undertakings of National Penn and TF Financial.

(i)           Filings and Approvals.  National Penn and TF Financial shall cooperate with each other in the preparation and filing, as soon as practicable, of:

(A)           the Applications;

(B)           the Registration Statement (including the Prospectus/Proxy Statement) and related filings, if any, under state securities laws relating to the Merger; and

(C)           all other documents necessary to obtain any other approvals and consents required to effect consummation of the Contemplated Transactions.

(ii)           Public Announcements.  National Penn and TF Financial shall agree upon the form and substance of any press release related to this Agreement and the Contemplated Transactions, but nothing contained herein shall prohibit either party, following notification to the other party, from making any disclosure which its counsel deems necessary under applicable law.

(iii)           Maintenance of Insurance.  National Penn and each National Penn Subsidiary, and TF Financial and each TF Financial Subsidiary, shall maintain insurance in such amounts as National Penn and TF Financial, respectively, believe are reasonable to cover such risks as are customary in relation to the character and location of its and their respective Subsidiaries’ properties and the nature of its and their respective Subsidiaries’ businesses.

(iv)           Maintenance of Books and Records.  National Penn and each National Penn Subsidiary, and TF Financial and each TF Financial Subsidiary, shall maintain books of account and records on a basis consistent with past practice and compliance with all applicable federal, state and local law.

(v)           Taxes.  National Penn and each National Penn Subsidiary, and TF Financial and each TF Financial Subsidiary, shall file all federal, state, and local tax returns required to be filed by it on or before the date such returns are due, including any extensions, and pay all taxes shown to be due on such returns on or before the dates such payments are due, except those being contested in good faith.

(vi)           Integration Team.  National Penn and TF Financial shall cooperate with each other in the selection of an integration team, which team shall plan and implement an orderly, cost-effective consolidation of TF Financial’s back room operations presently located in Newtown, Pennsylvania and elsewhere, into National Penn’s operations in Allentown, Wyomissing, Reading, Bethlehem or Boyertown, Pennsylvania or any other

National Penn site.  Consistent with TF Financial maintaining its independent status prior to the Effective Date, National Penn will provide sufficient resources and personnel to effectively guide the integration team.

(vii)           In-House Operations.  National Penn and TF Financial shall, subject to applicable legal requirements, (i) cooperate with each other, and (ii) if mutually agreed in the interest of an orderly, cost-effective consolidation of operations and competitive market issues, terminate any in-house back office, support, processing or other operational activities or services of TF Financial or any TF Financial Subsidiary, including without limitation accounting, loan processing and deposit services, and substitute a contract or arrangement between National Penn or any National Penn Subsidiary (as National Penn shall select) and TF Financial for the provision of similar services to TF Financial or any TF Financial Subsidiary on terms and conditions mutually acceptable to TF Financial and National Penn.

(viii)           Delivery of Financial Statements.  Commencing with the month ended May 31, 2014, National Penn and TF Financial shall each deliver to the other (A) as soon as practicable after the end of each calendar quarter prior to the Effective Date, an unaudited consolidated balance sheet as of such date and related unaudited consolidated statements of income and cash flows for the periods then ended, and (B) as soon as practicable after the end of each month (other than a quarter end) prior to the Effective Date, an unaudited consolidated balance sheet as of such date and a related unaudited consolidated statement of income for the periods then ended, which financial statements shall fairly present, in all material respects, its consolidated financial condition, results of operations and cash flows for the periods then ended in accordance with GAAP, subject to year-end audit adjustments and footnotes.

(ix)           Delivery of SEC Documents.  National Penn and TF Financial shall each deliver to the other copies of all reports filed with the SEC under the Exchange Act promptly upon the filing thereof.

(xi)           Concurrent with the execution of this Agreement, National Penn and National Penn Bank shall have entered into a Consulting Agreement with Kent C. Lufkin in the form set forth in Exhibit 2 hereto.

(xiii)           National Penn and TF Financial agree to jointly establish a retention bonus pool in an aggregate amount of $100,000 to be paid to certain designated TF Financial employees.  The recipients, amount of payments and timing of payments shall be as agreed upon in writing by National Penn and TF Financial.  Such payments shall be made to the applicable individuals if they are still employed by one of the parties upon their designated “work through” date as set forth in the written retention bonus pool agreement.  The parties reserve the right to amend the retention bonus pool agreement from time to time by a mutual written agreement.

(c)           Undertakings of National Penn.

(i)           Employee Benefits.

(A)           Subject to the other terms and conditions set forth in this Agreement, as of the Effective Time, National Penn shall assume and honor and shall cause the appropriate Subsidiaries of National Penn to assume and honor in accordance with their terms all TF Financial Benefit Plans existing immediately prior to the execution of this Agreement which have been disclosed in Section 3.12(a) of the TF Financial Disclosure Schedule. National Penn acknowledges and agrees that the consummation of the Merger constitutes a “Change in Control” for purposes of the TF Financial Benefit Plans.

(B)           Prior to the Effective Time, National Penn shall take all reasonable action so that employees of TF Financial and its Subsidiaries who become employees of National Penn or any of its Subsidiaries (the “Continuing Employees”) shall be entitled to participate, effective as soon as administratively practicable following the Effective Time, in each National Penn Benefit Plan of general applicability to the same extent as similarly-situated employees of National Penn and its Subsidiaries (it being understood that inclusion of the employees of TF Financial and its Subsidiaries in the National Penn Benefit Plans may occur at different times with respect to different plans and that any grants to any former employee of TF Financial or its Subsidiaries under any equity compensation plan of National Penn shall be discretionary with National Penn).  To the extent that Continuing Employees are not entitled to participate in any National Penn Benefit Plan effective as of the Effective Time, such employees shall continue to participate in the corresponding employee benefit plan, program or arrangement of TF Financial and its Subsidiaries so as to ensure that there is not a lapse in participation or coverage (but in no event to provide duplicate participation or coverage), as applicable, prior to participation in such National Penn Benefit Plan, provided that in no event shall National Penn be required to continue any employee benefit plan, program or arrangement of TF Financial for which there is no corresponding National Penn Benefit Plan.

(C)           As of the Effective Date, each Continuing Employee shall be entitled to full credit for each year of service with TF Financial or the TF Financial Subsidiary for purposes of determining eligibility for participation and vesting, but not benefit accrual for periods of prior service, in National Penn’s, or as appropriate, in the National Penn Subsidiary’s, employee benefit plans, programs and policies; provided, however, that such service shall not be recognized to the extent that such recognition would result in a duplication of benefits with respect to the same period of service.  National Penn shall use the original date of hire by TF Financial or a TF Financial Subsidiary in making these determinations.  As of the Effective Date, National Penn and National Penn Bank shall assume the current accrual for all Continuing Employees of all accrued but unused vacation time, paid time off and personal days to the extent such amounts were accrued and payable in the ordinary course and consistent with past practice.  Following the Effective Date until December 31, 2014, each Continuing Employee shall accrue additional vacation time, paid time off and personal days in the ordinary course and consistent with past practice of TF Financial or a TF Financial Subsidiary. To the extent any Continuing Employee is terminated between the Effective Date and December 31, 2014, National Penn and National Penn Bank shall pay out all accrued vacation time, paid time off and personal days in the same manner as set forth in Section 5.12(e) hereof.

(D)           The employee benefits provided to Continuing Employees after the Effective Date shall be reasonably equivalent in the aggregate to the employee benefits provided by National Penn or its Subsidiaries to their similarly situated employees.  The medical, dental, disability and life insurance plans, programs or policies, if any, that become applicable to Continuing Employees shall not contain any exclusion or limitation with respect to any pre-existing condition of any such employees or their dependents to the extent that such conditions are covered under the applicable medical, dental, disability and life insurance plans, programs or policies of TF Financial or the applicable TF Financial Subsidiary. National Penn shall honor any co-payment, out-of-pocket expenses and deductibles incurred by the Continuing Employees and their beneficiaries under a TF Financial health plan during the portion of the plan year prior to participation in a National Penn plan for purposes of satisfying any applicable deductible or out-of-pocket requirements under such National Penn health plans, upon substantiation in a form satisfactory to National Penn that such co-payment and/or deductible has been satisfied.  Further, National Penn shall cause each plan to waive any waiting period limitation or evidence of insurability requirement which would otherwise be applicable to such employee on or after the Effective Time, unless such employee had not yet satisfied any similar limitation or requirement under an analogous TF Financial Benefit Plan prior to the Effective Time.

(E)           Employees of TF Financial who are terminated on the Effective Date, or who continue employment with National Penn and are terminated within one year of the Effective Date, shall be entitled to severance equal to the greater amount that would be awarded under the TF Financial severance policy in effect at the Effective Date and disclosed on Section 3.12 of the TF Financial Disclosure Schedule or the National Penn severance policy in effect at the time of termination.

(F)           As of the Effective Time, National Penn shall honor the terms of all employment, consulting and change in control severance agreements, and all deferred compensation agreements set forth in Section 5.14(c)(i)(F) of the TF Financial Disclosure Schedule, subject to regulatory limitations, and shall assume all obligations of TF Financial or 3rd Fed Bank thereunder.

(G)           Nothing contained in this Section 5.14 or elsewhere in this Agreement, express or implied, shall confer upon any present or former employee of TF Financial or a TF Financial Subsidiary any rights or remedies of any nature or kind whatsoever under or by reason of this Agreement, including any right to employment or continued employment for any specified period, or level of compensation or benefits.

(H)           Nothing contained in this Section 5.14 or elsewhere in this Agreement, express or implied, shall (i) limit the right of National Penn or any of its affiliates to terminate the employment or services of, or to reassign or otherwise alter the status of, any former employee of TF Financial or a TF Financial Subsidiary after the Closing, (ii) limit the ability of National Penn or any of its affiliates to terminate, amend or modify any benefit or compensation plan, program, agreement or arrangement that National Penn or any of its affiliates may assume, establish or maintain, including the TF Financial Benefit Plans, or (iii) be construed as amending or modifying any TF Financial Benefit Plan or National Penn Benefit Plan as in effect immediately prior to the Effective Date.

(I)           Nothing in this Section 5.14, or elsewhere in this Agreement, shall be deemed to make any employee, former employee, director, former director, or independent contractor of TF Financial, any TF Financial Subsidiary or any Affiliate thereof (including any beneficiary or dependent thereof) a third party beneficiary of this Agreement or provide any rights relating thereto.

(ii)           Indemnification, Insurance.

(A)           At and after the Effective Time, National Penn shall indemnify, defend, and hold harmless the directors, officers, employees and agents of TF Financial and the TF Financial Subsidiaries (each, an “Indemnified Party”) against all losses, expenses (including reasonable attorneys’ fees), claims, damages or liabilities and amounts paid in settlement arising out of actions or omissions or alleged acts or omissions (collectively, “Prior Acts”) occurring at or prior to the Effective Time (including the Contemplated Transactions) to the fullest extent permitted by federal and Pennsylvania law, including provisions relating to advances of expenses incurred in the defense of any proceeding to the full extent permitted by federal and Pennsylvania law upon receipt of any undertaking required by federal and Pennsylvania law.

(B)           National Penn shall use its reasonable best efforts (and TF Financial shall cooperate and assist prior to the Effective Date in these efforts), at no expense to the beneficiaries, to:

(1)           maintain directors’ and officers’ liability insurance (“D&O Insurance”) for the Indemnified Parties with respect to matters occurring at or prior to the Effective Time, issued by a carrier assigned a claims-paying ability rating by A.M. Best Company, Inc. of “A (Excellent)” or higher; or

(2)           obtain coverage for Prior Acts for the Indemnified Parties under the directors’ and officers’ liability insurance policies currently maintained by National Penn; effective on the Effective Date, in either case, providing at least the same coverage as the D&O Insurance currently maintained by TF Financial and containing terms and conditions which are no less favorable to the beneficiaries, for a period of six (6) years from the Effective Date; provided, that

National Penn shall not be obligated to make annual premium payments for such six-year period in respect of the D&O Insurance which exceed, for the portion related to TF Financial’s directors and officers, $150,000 (150% of the annual premium payment, as of June 1, 2014, under TF Financial’s current policy in effect on the date of this Agreement) (the “Maximum Amount”).  If the amount of the premiums necessary to maintain or procure such insurance coverage exceeds the Maximum Amount, National Penn shall use its reasonable best efforts to maintain the most advantageous policies of directors’ and officers’ liability insurance obtainable for a premium equal to the Maximum Amount but in no event shall such insurance policy cover a period of less than three years from the Effective Date.

(C)           If any claim is made against present or former directors, officers or employees of TF Financial or any TF Financial Subsidiary who are covered or potentially covered by insurance, neither National Penn Bank nor National Penn shall do anything that would forfeit, jeopardize, restrict or limit the insurance coverage available for that claim until the final disposition thereof.

(D)           If National Penn or any of its successors or assigns shall consolidate with or merge into any other Person and shall not be the continuing or surviving Person of such consolidation or merger or shall transfer all or substantially all of its assets to any Person, then and in each case, proper provision shall be made so that the successors and assigns of National Penn shall assume the obligations set forth in this Section 5.14(c)(ii).

(E)           The provisions of this Section 5.14(c)(ii) are intended to be for the benefit of and shall be enforceable by, each Indemnified Party, his or her heirs and representatives.

(F)           National Penn shall pay all expenses, including reasonable attorneys’ fees, that may be incurred by any Indemnified Party in enforcing the indemnity and other obligations provided for in this Section 5.14(c)(ii).

(iii)           Reorganization.  Through the Closing Date, National Penn shall not take any action that would preclude the Merger from qualifying as a reorganization within the meaning of Section 368 of the IRC.

(iv)           Conduct of National Penn’s Business.  Through the Closing Date, National Penn shall use its reasonable good faith efforts to preserve its business organization intact; maintain good relationships with employees, independent contractors or consultants; and preserve the good will of customers of National Penn and others with whom business relationships exist.  In addition, through the Closing Date, National Penn shall not, and National Penn shall not permit any National Penn Subsidiary to take any action reasonably likely to result in (a) National Penn’s representations and warranties contained in Article 4 hereto not being true in any material respect; or (b) any of the conditions set forth in Article 6 hereto not being satisfied.

ARTICLE 6
CONDITIONS

6.1           Conditions to TF Financial’s Obligations under this Agreement.  The obligations of TF Financial hereunder shall be subject to satisfaction at or prior to the Closing Date of each of the following conditions, unless waived by TF Financial pursuant to Section 8.3 hereof:

(a)           Corporate Proceedings.  All action required to be taken by, or on the part of, National Penn to authorize the execution, delivery and performance of this Agreement, and the consummation of the Contemplated Transactions, shall have been duly and validly taken by National Penn, and TF Financial shall have received certified copies of the resolutions evidencing such authorizations.

(b)           Covenants; Representations.  The obligations of National Penn required by this Agreement to be performed by National Penn at or prior to the Closing Date shall have been duly performed and complied with in all material respects; and the representations and warranties of National Penn set forth in this Agreement shall be true and correct in all material respects, as of the date of this Agreement, and as of the Closing Date as though made on and as of the Closing Date, except as to any representation or warranty which specifically relates to an earlier date and except that any representation or warranty that is qualified by materiality or Material Adverse Effect shall be true in all respects, without regard to such qualification, as of the date of this Agreement and as of the Closing Date.

(c)           Approvals of Regulatory Authorities.  Procurement by TF Financial and National Penn of all requisite approvals and consents of Regulatory Authorities and the expiration of the statutory waiting period or periods relating thereto for the Contemplated Transactions; and no such approval or consent shall have imposed any condition or requirement (other than conditions or requirements previously disclosed) which would so materially and adversely impact the economic or business benefits to TF Financial or National Penn of the Contemplated Transactions that, had such condition or requirement been known, such party would not, in its reasonable judgment, have entered into this Agreement.

(d)           No Injunction.  There shall not be in effect any order, decree or injunction of a court or agency of competent jurisdiction which enjoins or prohibits consummation of the Contemplated Transactions.

(e)           Officers’ Certificate.  National Penn shall have delivered to TF Financial a certificate, dated the Closing Date and signed, without personal liability, by its Chief Executive Officer and Chief Financial Officer, to the effect that the conditions set forth in Subsections (a), (b), (c) (only as such subsection relates to National Penn) and (d) of this Section 6.1 have been satisfied.

(f)           Registration Statement.  The Registration Statement shall be effective under the Securities Act, and no proceedings shall be pending or threatened by the SEC to suspend the effectiveness of the Registration Statement; and all approvals deemed necessary by National Penn’s counsel from state securities or “blue sky” authorities with respect to the transactions contemplated by this Agreement shall have been obtained.

(g)           Tax Opinion.  TF Financial shall have received an opinion of Spidi & Fisch, PC, special counsel to TF Financial, dated the Closing Date, to the effect that the Merger constitutes a reorganization under Section 368(a) of the IRC.  In rendering their opinion, such counsel or firm may require and rely upon representations and reasonable assumptions, including those contained in certificates of officers of TF Financial, National Penn and others.

(h)           Approval by TF Financial’s Shareholders.  This Agreement shall have been approved by the shareholders of TF Financial by such vote as is required by the BCL and the articles of incorporation and bylaws of TF Financial.

(i)           Other Documents.  TF Financial shall have received such other certificates, documents or instruments from National Penn or its officers or others as TF Financial shall have reasonably requested in connection with accounting or income tax treatment of the Contemplated Transactions, or related securities law compliance.

(j)           NASDAQ Listing.  National Penn Common Stock, including the National Penn Common Stock to be issued in the Merger, shall continue to be listed on NASDAQ.

(k)           Exchange Agent Certificate.  TF Financial shall have received a certificate from the Exchange Agent certifying its receipt of sufficient cash and irrevocable authorization to issue shares of National Penn Common Stock to satisfy National Penn’s obligations to pay the aggregate Merger Consideration.

(l)           Third Party Consents. National Penn and TF Financial shall have obtained the consent or approval of each person (other than Regulatory Approvals referred to in Section 6.1(c)) whose consent or approval shall be required to consummate the Contemplated Transactions, except those for which failure to obtain such consents and approvals would not, individually or in the aggregate, have a Material Adverse Effect on National Penn (after giving effect to the consummation of the Contemplated Transactions).

(m)           No Material Adverse Effect.  Since the date of this Agreement, there shall not have occurred any Material Adverse Effect with respect to National Penn.

6.2           Conditions to National Penn’s Obligations under this Agreement.  The obligations of National Penn hereunder shall be subject to satisfaction at or prior to the Closing Date of each of the following conditions, unless waived by National Penn pursuant to Section 8.3 hereof:

(a)           Corporate Proceedings.  All action required to be taken by, or on the part of, TF Financial to authorize the execution, delivery and performance of this Agreement, and the consummation of the Contemplated Transactions, shall have been duly and validly taken by TF Financial, and National Penn shall have received certified copies of the resolutions evidencing such authorizations.

(b)           Covenants; Representations.  The obligations of TF Financial required by this Agreement to be performed by TF Financial at or prior to the Closing Date shall have been duly performed and complied with in all material respects; and the representations and warranties of TF Financial set forth in this Agreement shall be true and correct in all material respects, as of the date of this Agreement, and as of the Closing Date as though made on and as of the Closing Date, except as to any representation or warranty which specifically relates to an earlier date and except as to any representation or warranty to the extent the breach of such representation or warranty does not have a Material Adverse Effect.

(c)           Approvals of Regulatory Authorities.  Procurement by National Penn and TF Financial of all requisite approvals and consents of Regulatory Authorities and the expiration of the statutory waiting period or periods relating thereto for the Contemplated Transactions; and no such approval or consent shall have imposed any condition or requirement (other than conditions or requirements previously disclosed) which would so materially and adversely impact the economic or business benefits to National Penn or TF Financial of the Contemplated Transactions that, had such condition or requirement been known, such party would not, in its reasonable judgment, have entered into this Agreement.

(d)           No Injunction.  There shall not be in effect any order, decree or injunction of a court or agency of competent jurisdiction which enjoins or prohibits consummation of the Contemplated Transactions.

(e)           Officers’ Certificate.  TF Financial shall have delivered to National Penn a certificate, dated the Closing Date and signed, without personal liability, by its Chief Executive Officer and Chief Financial Officer, to the effect that the conditions set forth in Subsections (a), (b), (c) (only as such subsection relates to TF Financial) and (d) of this Section 6.2 have been satisfied.

(f)           Registration Statement.  The Registration Statement shall be effective under the Securities Act, and no proceedings shall be pending or threatened by the SEC to suspend the effectiveness of the Registration Statement; and all approvals deemed necessary by National Penn’s counsel from state securities or “blue sky” authorities with respect to the transactions contemplated by this Agreement shall have been obtained.

(g)           Tax Opinion.  National Penn shall have received an opinion of Reed Smith LLP, special counsel to National Penn, dated the Closing Date, to the effect that the Merger constitutes a reorganization under Section 368(a) of the IRC.  In rendering their opinion, such counsel or firm may require and rely upon representations and reasonable assumptions, including those contained in certificates of officers of TF Financial, National Penn and others.

(h)           Approval by TF Financial’s Shareholders.  This Agreement shall have been approved by the shareholders of TF Financial by such vote as is required by the BCL and the certificate of incorporation and bylaws of TF Financial.

(i)           Other Documents.  National Penn shall have received such other certificates, documents or instruments from TF Financial or its officers or others as National Penn shall have reasonably requested in connection with accounting or income tax treatment of the Contemplated Transactions, or related securities law compliance.

(j)           No Material Adverse Effect.  Since the date of this Agreement, there shall not have occurred any Material Adverse Effect with respect to TF Financial.

(k)           Third Party Consents. National Penn and TF Financial shall have obtained the consent or approval of each person (other than Regulatory Approvals referred to in Section 6.2(c)) whose consent or approval shall be required to consummate the Contemplated Transactions, except those for which failure to obtain such consents and approvals would not, individually or in the aggregate, have a Material Adverse Effect on National Penn (after giving effect to the consummation of the Contemplated Transactions).

ARTICLE 7
TERMINATION

7.1           Termination.  This Agreement may be terminated on or at any time prior to the Closing Date:

(a)           By the mutual written consent of the parties hereto.

(b)           By National Penn or TF Financial:

(i)           If there shall have been any breach of any representation, warranty or obligation of the other party hereto (subject to the same standards as set forth in Sections 6.1(b) or 6.2(b), as the case may be) and such breach cannot be, or shall not have been, remedied within thirty (30) days after receipt by such party of written notice specifying the nature of such breach and requesting that it be remedied; provided, that, if such breach cannot reasonably be cured within such 30-day period but may reasonably be cured within sixty (60) days, and such cure is being diligently pursued, no such termination shall occur prior to the expiration of such sixty (60)-day period;

(ii)           If the Closing Date shall not have occurred prior to March 31, 2015 (except that if the Closing Date shall not have occurred by such date because of a breach of this Agreement by a party hereto, such breaching party shall not be entitled to terminate this Agreement in accordance with this provision);

(iii)           If any Regulatory Authority whose approval or consent is required for consummation of the Contemplated Transactions shall issue a definitive written denial of such approval or consent and the time period for appeals and requests for reconsideration has run;

(iv)           If any court or other governmental authority of competent jurisdiction shall have issued a final, unappealable order enjoining or otherwise prohibiting consummation of the Contemplated Transactions; or

(v)           If the TF Financial shareholders vote but fail to approve this Agreement at the TF Financial Shareholders Meeting, provided that in the case of termination by TF Financial, it has complied with all of its obligations under Section 5.5.

(c)           by National Penn, if (i) TF Financial shall have materially breached its obligations under Section 5.5, Section 5.14(a)(i), or Section 5.14(a)(ii); or (ii) the TF Financial Board of Directors does not publicly recommend in the Prospectus/Proxy Statement that TF Financial shareholders approve and adopt this Agreement or if, after recommending in the

Prospectus/Proxy Statement that such shareholders approve and adopt this Agreement, the TF Financial Board of Directors effects a Change of Recommendation.

(d)           By the Board of Directors of TF Financial, at any time prior to the TF Financial shareholder approval being obtained, in the event that the Board shall conclude, in good faith after consultation with its legal and financial advisors, that it must agree to endorse a Superior Proposal and terminate this Agreement in order to comply with its fiduciary duties, provided that TF Financial has complied with all of its obligations under Section 5.5.

(e)           By the Board of Directors of TF Financial at any time during the five (5) Business Day period commencing on the Determination Date if both of the following conditions are satisfied:

(i)           the National Penn Market Value is less than 80% of the Initial National Penn Market Value; and

(ii)           the number obtained by dividing the National Penn Market Value by the Initial National Penn Market Value (rounded to four decimal places) shall be less than the number obtained by dividing the Final Index Price by the Initial Index Price (rounded to four decimal places), minus 0.20.

If National Penn or any company belonging to the Index declares or effects a stock split, stock dividend, recapitalization, reclassification, or similar transaction with respect to the outstanding common stock, and the record date therefor shall be after the date of this Agreement and prior to the Determination Date, the prices for the common stock of such company shall be proportionately and appropriately adjusted for the purpose of applying this Section 7.1(e).

7.2           Effect of Termination.  If this Agreement is terminated pursuant to Section 7.1 hereof or otherwise, this Agreement shall forthwith become void, other than Sections 5.2(c) and 8.1 hereof which shall remain in full force and effect, and there shall be no further liability on the part of National Penn or TF Financial to the other, except for any liability of National Penn or TF Financial under such Sections of this Agreement and except for any liability arising out of a willful breach of this Agreement giving rise to such termination.

ARTICLE 8
MISCELLANEOUS

8.1           Expenses and Other Fees.

(a)           Except as set forth in Section 8.1(b), all costs and expenses incurred with this Agreement and the Contemplated Transaction, including fees and expenses of financial consultants, accountants and counsel, shall be paid by the party incurring such expense.

(b)           If this Agreement is terminated, TF Financial shall pay National Penn a fee of Four Million Dollars ($4,000,000) under the following circumstances:

(i)           National Penn terminates this Agreement pursuant to Section 7.1(c) hereof, so long as at the time of such termination National Penn is not in material breach of any representation, warranty or material covenant contained herein; or

(ii)           TF Financial terminates this Agreement pursuant to Section 7.1(d) hereof; or

(iii)           a person or group (as those terms are defined in Section 13(d) of the Exchange Act and the rules and regulations thereunder), other than National Penn or an Affiliate of National Penn enters into an agreement, letter of intent or memorandum of understanding with TF Financial which relates to an Acquisition Proposal;

(iv)           TF Financial authorizes, recommends or publicly proposes, or publicly announces an intention to authorize, recommend or propose, an agreement, letter of intent or memorandum of understanding which relates to an Acquisition Proposal (other than pursuant to this Agreement); or

(v)           the TF Financial shareholders vote but fail to approve this Agreement at the TF Financial Shareholders Meeting, or the TF Financial Shareholders Meeting is cancelled, if prior to the shareholder vote or cancellation:

(A)           the Board of Directors of TF Financial shall have withdrawn or modified its recommendation that TF Financial shareholders approve this Agreement; or

(B)           TF Financial shall have materially breached its obligation under Section 5.14(a) by failing to call, give notice of, convene and hold the TF Financial Shareholders Meeting in accordance with Section 5.14(a);

and, in the case of both (A) and (B), prior thereto, (1) there has been an announcement of an Acquisition Proposal by a person or group (as those terms are defined in Section 13(d) of the Exchange Act and the rules and regulations thereunder), other than National Penn or an Affiliate of National Penn, and (2) in the instance where the TF Financial Shareholders meeting is held, such person or group shall have not withdrawn such Acquisition Proposal at least 20 days prior to the TF Financial Shareholders Meeting.

The fee payable pursuant to this Section 8.1 shall be made by wire transfer of immediately available funds at the time of termination.  TF Financial and National Penn acknowledge that the agreements contained in this Section 8.1 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, National Penn would not enter into this Agreement.

8.2           Non-Survival of Representations and Warranties.  None of the representations, warranties, covenants and agreements in this Agreement shall survive the Effective Time.  Notwithstanding the foregoing, Sections  2.6, 5.2(c), 5.12, 5.14(c)(i), and 5.14(c)(ii) shall survive the Effective Time.

8.3           Amendment, Extension and Waiver.  Subject to applicable law, at any time prior to the Effective Time (including after the approval of this Agreement and the Merger by TF Financial shareholders if and to the extent permitted by applicable law), the parties may:

(a)           amend this Agreement;

(b)           extend the time for the performance of any of the obligations or other acts of either party hereto;

(c)           waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto; or

(d)           to the extent permitted by law, waive compliance with any of the agreements or conditions contained in Articles 5 and 6 hereof or otherwise.

This Agreement may not be amended except by an instrument in writing signed, by authorized officers, on behalf of the parties hereto.  Any agreement on the part of a party hereto to any extension or waiver shall be valid only if set forth in an instrument in writing signed by a duly authorized officer on behalf of such party, but such waiver or failure to insist on strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

8.4           Entire Agreement.

(a)           This Agreement, including the documents referred to herein or delivered pursuant hereto, contains the entire agreement and understanding of the parties with respect to its subject matter.  This Agreement supersedes all prior arrangements and understandings between the parties, both written and oral, with respect to its subject matter other than the Confidentiality Agreement.

(b)           This Agreement shall inure to the benefit of and be binding upon the parties hereto and its successors; provided, however, that nothing in this Agreement, expressed or implied, is intended to confer upon any party, other than the parties hereto and their respective successors, any rights, remedies, obligations or liabilities, and provided, further, that and any Indemnified Party may enforce Section 5.14(c)(ii).

8.5           No Assignment.  Neither party hereto may assign any of its rights or obligations hereunder to any other Person, without the prior written consent of the other party hereto.

8.6           Notices.  All notices or other communications hereunder shall be in writing and shall be deemed given upon delivery if delivered personally, two Business Days after mailing if mailed by prepaid registered or certified mail, return receipt requested, or upon confirmation of good transmission if sent by facsimile, addressed as follows:

(a)           If to National Penn or National Penn Bank, to:

National Penn Bancshares, Inc.
National Penn Bank
645 Hamilton Street, Suite 1100
Allentown, Pennsylvania  18101
Attention: Scott Fainor, President and Chief Executive Officer
Fax No.:  (610) 740-1672

with a copy (which shall not constitute notice) to:

Paul J. Jaskot, Esq.
Reed Smith LLP
Three Logan Square
1717 Arch Street
Philadelphia, PA  19103

Fax No.:  215-851-1420

(b)           If to TF Financial, to:

TF Financial Corporation
3 Penns Trail
Newtown, Pennsylvania 18940
Attention:  Kent Lufkin

Fax No.:  (215)-579-4748

with a copy (which shall not constitute notice) to:

John J. Spidi, Esq.
Spidi & Fisch, PC
1227 25th Street, NW
Suite 200 West
Washington, DC  20037

Fax No.:  202-434-4661

8.7           Disclosure Schedules.  Information contained on either the TF Financial Disclosure Schedule or the National Penn Disclosure Schedule shall be deemed to cover the express disclosure requirement contained in a representation or warranty of this Agreement and any other representation or warranty of this Agreement of such party where it is readily apparent it applies to such provision.  The mere inclusion of an item in a Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by a party that such item represents a material exception or fact, event or circumstance or that such item is or could result in a Material Adverse Effect.

8.8           Captions. The captions contained in this Agreement are for reference purposes only and are not part of this Agreement.

8.9           Counterparts.  This Agreement may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

8.10           Severability.  Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction such that the invalid, illegal or unenforceable provision or portion thereof shall be interpreted to be only so broad as is enforceable.

8.11           Governing Law.  This Agreement shall be governed by and construed in accordance with the domestic internal law of the Commonwealth of Pennsylvania, except to the extent that federal law is applicable by its terms.

8.12           Interpretation.  Each of National Penn and TF Financial acknowledges that it has participated in the drafting of this Agreement, and any applicable rule of construction to the effect that ambiguities are to be resolved against the drafting party will not be applied in connection with the construction or interpretation of this Agreement.

8.13           Delivery by Facsimile or Electronic Transmission.  This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments or waivers hereto or thereto, to the extent signed and delivered by means of a facsimile machine or by e-mail delivery of a “.pdf” format data file, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine or e-mail delivery of a “.pdf” format data file to deliver a signature to this Agreement or any amendment hereto or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or e-mail delivery of a “.pdf” format data file as a defense to the formation of a contract and each party hereto forever waives any such defense.

[signature page follows]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers as of the day and year first above written.

NATIONAL PENN BANCSHARES, INC.

By:	/s/ Scott V. Fainor
Name:	Scott V. Fainor
Title:	President and Chief Executive Officer

TF FINANCIAL CORPORATION

By:	/s/ Kent C. Lufkin
Name:	Kent C. Lufkin
Title:	President and Chief Executive Officer

[Signature page to Agreement and Plan of Merger]